UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Exchange Act of 1934 (Amendment No.           )

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THE HANOVER INSURANCE GROUP, INC.

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The Hanover Insurance Group® ADAPT INNOVATE THRIVE Notice of Annual Meeting and Proxy Statement ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 11, 2021

THE HANOVER INSURANCE GROUP, INC.

440 Lincoln Street

Worcester, Massachusetts 01653

Letter to our Shareholders from Cynthia L. Egan, Chair of our Board, and John C. Roche, our President and Chief Executive Officer

March 26, 2021

TO OUR FELLOW SHAREHOLDERS:

You are cordially invited to attend the Annual Meeting of Shareholders of The Hanover Insurance Group, Inc. to be held on Tuesday, May 11, 2021, at 9:00 a.m. Eastern time, in a virtual, online meeting format. While we would prefer to hold our Annual Meeting in person at the Company’s headquarters in Worcester, Massachusetts, due to the ongoing public health impacts of COVID-19, we believe that holding an in-person Annual Meeting would pose a risk to the health and safety of our shareholders, employees, and directors. Please see the notice on the following page for additional information about the meeting and how to register to attend.

The accompanying Notice and Proxy Statement describe in detail the matters to be acted on at the Annual Meeting. This Proxy Statement also describes the corporate governance policies and practices that foster the Board’s effective oversight of the Company’s business, risks and conduct for the long-term benefit of our stakeholders. The Board, on behalf of our shareholders, is actively engaged in the governance, audit and compensation matters addressed in this Proxy Statement.

Your vote is important to us. We hope you will vote as soon as possible. Please review the instructions concerning each of your voting options described in this Proxy Statement. Your cooperation will assure that your shares are voted and will also greatly assist us in preparing for the Annual Meeting.

On behalf of the Board of Directors, the executive leadership team and all our employees, we would like to thank you for your investment and continued support of The Hanover Insurance Group.

Sincerely,

Cynthia L. Egan Chair of the Board of Directors and Independent Presiding Director	John C. Roche President, Chief Executive Officer and Director

THE HANOVER INSURANCE GROUP, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 11, 2021

To the Shareholders of The Hanover Insurance Group, Inc.:

Set forth below are details regarding the 2021 Annual Meeting of Shareholders of The Hanover Insurance Group, Inc.:

LOCATION: Virtual, online meeting - registration available until 5:00 p.m. Eastern time on Friday, May 7, 2021 at www.proxydocs.com/THG

DATE AND TIME: Tuesday, May 11, 2021, at 9:00 a.m. Eastern time

ITEMS OF BUSINESS: 1.  The election of five individuals to the Board of Directors; 2.  The advisory approval of the Company's executive compensation; 3.  The ratification of the appointment of PricewaterhouseCoopers LLP to serve as the Company's independent, registered public accounting firm for 2021; and 4.  Such other business as may properly come before the Annual Meeting or any adjournment thereof.

RECORD DATE: The Board of Directors has fixed March 15, 2021 as the record date for determining the shareholders entitled to notice of and to vote at the Annual Meeting and any adjournment thereof.

By Order of the Board of Directors,

CHARLES F. CRONIN

Senior Vice President and Secretary

Worcester, Massachusetts

March 26, 2021

Your vote is important. Whether or not you plan to participate in the Annual Meeting, you are requested to vote your shares. Please follow the voting instructions set forth in the Proxy Statement. If you attend the Annual Meeting and desire to withdraw your proxy and vote at the meeting, you may do so.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on May 11, 2021: The Proxy Statement and Annual Report to Shareholders are available at www.proxydocs.com/THG.

PROXY STATEMENT FOR THE ANNUAL MEETING OF SHAREHOLDERS

PROXY STATEMENT SUMMARY

This summary provides highlights of the important information contained elsewhere in our Proxy Statement. It does not contain all of the information you should consider. We encourage you to read the entire Proxy Statement before voting.

GENERAL INFORMATION (see pages 1 – 6) Meeting: Annual Meeting of Shareholders Date: Tuesday, May 11, 2021 Time: 9:00 a.m., Eastern time Location: Virtual, online meeting - registration available until 5:00 p.m. Eastern time on Friday, May 7, 2021 at www.proxydocs.com/THG Record Date: March 15, 2021 Common Stock Outstanding: 36,380,506 shares Voting: One vote per share of Common Stock Registrar & Transfer Agent: Computershare Limited Corporate Website: www.hanover.com Investor Relations: www.hanover.com – under “Investors” Annual Report: www.hanover.com – under “Investors – Annual Reports” Corporate Responsibility Website: www.hanover.com – under “Why The Hanover – ESG overview” EXECUTIVE COMPENSATION (see pages 26 – 54) 2020 Company Highlights: • net income of $358.7 million • repurchased approximately 2.2 million shares of our Common Stock for approximately $212.8 million • book value per share increased 15.8% • increased ordinary quarterly dividend by 7.7% • no material mid-year changes to executive compensation programs or awards due to COVID-19 Principal Components of Executive Compensation: Annual base salary Short-term incentive comp Long-term incentive comp Significant Compensation Practices: Multi-year vesting for long-term awards Significant stock ownership requirements for directors/officers “Double trigger” for change in control benefits Clawback policy Prohibition on pledging/hedging Company stock Limited perquisites Cap on payouts under variable incentive compensation programs No “280G tax gross ups” for payments to executive officers under the Employment Continuity Plan History of not re-pricing stock options CORPORATE GOVERNANCE (see pages 7 – 21) Director Nominees: (each for a three-year term expiring in 2024, except as noted) Harriett “Tee” Taggart – Independent (for a two-year term expiring in 2023); Kevin J. Bradicich – Independent; J. Paul Condrin III – Independent; Cynthia L. Egan – Independent; and Kathleen S. Lane – Independent. Director Election Standard: Majority of votes cast Current Board Composition: 13 members (12 independent) Board Meetings in 2020: 10 Standing Board Committees (Meetings in 2020): Committee of Independent Directors (6); Audit (14); Compensation and Human Capital (8); Nominating and Corporate Governance (6) Board Leadership: Separate CEO and Chair Board Communications: Mail: The Hanover Insurance Group, Inc. Board of Directors, Attn: Corporate Secretary 440 Lincoln Street, Worcester, MA 01653 Web: www.HanoverAlertLine.com Phone: 1-800-533-2547 Code of Conduct: www.hanover.com under “Why The Hanover—Our Governance—Company Policies—Code of Conduct Policy” MATTERS TO BE VOTED ON Agenda Item Board Recommendation See Pages 1. Election of five director nominees FOR each nominee 22 2. Advisory vote on executive compensation FOR 23 3. Ratification of the appointment of PwC as our independent, registered public accounting firm for 2021 FOR 24-25

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PROXY STATEMENT

We have made these proxy materials available to you on or about March 26, 2021 via the Internet or, at your request, forwarded paper copies by mail, in connection with the solicitation of proxies by the Board of Directors (the “Board”) of The Hanover Insurance Group, Inc. (“THG” or the “Company”) for use at our Annual Meeting of Shareholders to be held on May 11, 2021 (the “Annual Meeting” or “Meeting”). In accordance with rules and regulations adopted by the Securities and Exchange Commission (the “SEC”), we have provided access to our proxy materials over the Internet. If you received a Notice of Internet Availability of Proxy Materials (the “Notice”) by mail, you will not receive a paper copy of the proxy materials unless you request one. The Notice instructs you on how to access the proxy materials via the Internet. The Notice also instructs you on how to vote your shares via the Internet. If you received a Notice by mail and would like to receive a paper copy of our proxy materials, please follow the instructions included in the Notice.

QUESTIONS AND ANSWERS ABOUT PROXY MATERIALS AND THE ANNUAL MEETING

What is included in these proxy materials? These proxy materials include our Proxy Statement for the Annual Meeting and our Annual Report to Shareholders for the fiscal year ended December 31, 2020 (the “Annual Report”), including our financial statements and the report of PricewaterhouseCoopers LLP (“PwC”) thereon. The Annual Report is neither a part of this Proxy Statement nor incorporated herein by reference. If you requested a paper copy of these materials by mail, these materials also include the proxy card for submitting your vote prior to the Annual Meeting.

What is the purpose of the Annual Meeting? At the Annual Meeting, shareholders will act on the following matters:

•	election of five directors;
•	advisory approval of the Company’s executive compensation; and
•	ratification of the appointment of PwC to serve as the Company’s independent, registered public accounting firm for 2021.

Any other business that properly comes before the Annual Meeting also will be considered. In addition, management will respond to questions from shareholders.

Who is entitled to vote at the Annual Meeting? Only shareholders of record at the close of business on March 15, 2021 (the “Record Date”) are entitled to vote at the Meeting.

What are the voting rights of the holders of the Company’s common stock? Each share of THG’s common stock, par value $0.01 per share (the “Common Stock”), entitles its holder to one vote.

Who is soliciting my vote? The Board is soliciting your vote at the Annual Meeting. Proxies also may be solicited on the Board’s behalf by directors, officers or employees of the Company, in person or by telephone, mail, or electronic or facsimile transmission. The Company will pay the cost of soliciting proxies, including reimbursing banks, brokerage firms and others for the reasonable expenses incurred by them for forwarding proxy material on behalf of the Board to beneficial owners of Common Stock.

How does the Board recommend that I vote? Our Board recommends you vote your shares “FOR” the election of each Board nominee and “FOR” each of the other proposals specifically identified in this Proxy Statement for action at the Annual Meeting.

How many shares are entitled to vote at the Annual Meeting? As of the Record Date, 36,380,506 shares of Common Stock were issued, outstanding and entitled to be voted.

How many shares must be present to hold the Annual Meeting? A quorum (a majority of the issued and outstanding shares of Common Stock entitled to vote at the Annual Meeting) must be present either in person or by proxy. Abstentions will be treated as present at the Annual Meeting for the purpose of determining a quorum and, because brokers have the discretionary authority to vote on one proposal (the ratification of auditors), broker non-votes also will be treated as present at the Annual Meeting for the purpose of determining a quorum. A “broker non-vote” occurs when a broker holding shares for a beneficial owner returns a proxy but does not vote on a particular proposal because the broker does not have discretionary voting power for that particular item and has not received voting instructions from the beneficial owner. Banks and brokers that have not received voting instructions from their clients cannot vote on their clients’ behalf on any matter specifically identified for action at the Annual Meeting other than the ratification of the appointment of PwC to serve as the Company’s independent, registered public accounting firm for 2021.

How do I vote? You may either participate in and vote at the Annual Meeting or vote by proxy without attending the Meeting.

How do I vote by proxy? If your shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in “street name,” and such brokerage firm or nominee will forward the Notice and/or a printed copy of the proxy materials to you, together with voting instructions. As the beneficial owner, you have the right to direct your broker, trustee or nominee how to vote.

If you are a registered shareholder (that is, if you hold stock certificates directly in your name), you may vote via the Internet or via the toll-free number in accordance with the instructions set forth in the Notice. If you have requested a paper copy of the proxy materials, you may vote by mail, via the Internet, or via the toll-free number in accordance with the instructions set forth on

THE HANOVER INSURANCE GROUP   2021 PROXY STATEMENT     1

the proxy card. The shares of Common Stock represented by your proxy will be voted as you directed or, if the proxy card is signed, dated and returned without instructions, in accordance with the Board’s recommendations as set forth in this Proxy Statement.

The proxy also confers discretionary authority with respect to any other proposals that may properly be brought before the Annual Meeting. As of the date of this Proxy Statement, neither the Board nor management is aware of any other matters to be presented for action at the Annual Meeting. However, if any other matters properly come before the Annual Meeting, then the proxies solicited hereby will be voted in accordance with the recommendations of the Board.

Can I change my vote after I submit my proxy? Yes. Any registered shareholder giving a proxy may revoke it at any time before it is exercised by delivering written notice thereof to the Company’s Corporate Secretary, The Hanover Insurance Group, Inc., 440 Lincoln Street, Worcester, MA 01653. If you are a beneficial owner of shares held in street name, you may revoke or change your voting instructions prior to the Meeting by timely instructing your broker, trustee or nominee. Any shareholder of record participating in the Annual Meeting may vote at the Meeting regardless of whether the shareholder previously delivered a proxy. Shares held beneficially in street name by holders participating in the Annual Meeting may only vote at the meeting if you obtain and present, as part of the Meeting registration process, a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares. Participation at the Annual Meeting by a shareholder who has submitted a proxy, however, does not in itself revoke a submitted proxy.

What vote is required to approve each item, and how are abstentions and broker non-votes treated?

Proposal	Vote Required	Effect of Broker Non-Votes and Abstentions
1. Election of a director nominee

The affirmative vote of a majority of the votes properly cast (in person or by proxy). For purposes of electing directors, “the affirmative vote of a majority of the votes cast” means that the number of votes cast “for” a director must exceed the number of votes cast “against” that director.

Broker non-votes and abstentions, because they are not votes cast, are not counted for this proposal and will have no effect on the outcome.
2. Advisory vote on executive compensation	The affirmative vote of a majority of the votes properly cast (in person or by proxy).	Broker non-votes and abstentions, because they are not votes cast, are not counted for this proposal and will have no effect on the outcome.
3. Ratification of the appointment of PwC to serve as the Company’s independent, registered public accounting firm for 2021	The affirmative vote of a majority of the votes properly cast (in person or by proxy).

Abstentions, because they are not votes cast, will not be counted and will have no effect on the outcome. However, banks and brokers that have not received voting instructions from their clients may vote their clients’ shares on this proposal.

What happens if a director nominee is not elected at the Annual Meeting? If a nominee who is currently serving as a director is not re-elected at the Annual Meeting, then, under Delaware law, the director would continue to serve on the Board as a “holdover director.” However, under our by-laws, any director who is nominated but fails to be re-elected is required to promptly tender his or her resignation to the Board, effective at the end of his or her current term. The Nominating and Corporate Governance Committee (the “NCGC”) will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. In making their determinations, the NCGC and the Board may consider any factors deemed relevant. The Board will act on the NCGC’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of the election results. The director who tenders his or her resignation will not vote on the NCGC’s recommendation or the Board’s decision. Since Ms. Lane is a nominee whose current term does not otherwise expire at the upcoming Annual Meeting, were she not to receive the requisite vote at the Annual Meeting, her tendered resignation would not be effective until the end of her current term in 2023.

How do participants in The Hanover Insurance Group Employee Stock Purchase Plan (the “ESPP”) vote their shares?
ESPP participants who retain their issued shares are considered to hold such shares in “street name” in a brokerage account. Such shares may be voted like other “street name” holders. The brokerage firm or nominee will forward ESPP participants the Notice and/or a printed copy of the proxy materials, together with voting instructions. ESPP participants’ voting instructions are kept confidential by the administrator of the ESPP.

Who can attend the Annual Meeting? The Meeting is open to all THG shareholders of record as of the Record Date and to invited guests of the Board. Due to the ongoing global pandemic, the meeting will be held in a virtual, online meeting format; shareholders will not be able to physically attend the Annual Meeting. Registration for the Meeting will be available until 5:00 p.m. Eastern time on Friday, May 7, 2021 at www.proxydocs.com/THG. Individuals who hold shares in “street name” may be required to

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provide proof of their share ownership as of the Record Date to register to attend the Meeting, including the control number provided by your broker, your broker’s name, your name, and the number of THG shares held. Upon properly completing your registration, you will receive further instructions via email, including your unique live meeting link that will allow you access to the Annual Meeting. More information regarding how to access technical support for shareholders prior to the Meeting is available at www.proxydocs.com/THG, and for shareholders who properly register, the email containing your unique live meeting link will provide information on the technical support that will be available during the Meeting.

How can I submit questions for consideration at the Annual Meeting? Shareholders will be able to submit appropriate questions for consideration at the Annual Meeting in advance of the Meeting by visiting the Meeting registration site at www.proxydocs.com/THG. Shareholders who properly register for the Annual Meeting will also be able to submit an appropriate question or present proper business during the Meeting by making a submission through the online Meeting platform. The Rules of Conduct and Procedure for the Meeting will also be posted on www.proxydocs.com/THG. The Rules of Conduct and Procedure contain additional details on how questions and submissions for proper business will be addressed at the Annual Meeting.

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COMPANY STOCK OWNERSHIP

Stock Ownership by the Company’s Directors and Executive Officers

The following table sets forth information regarding the number of shares of Common Stock beneficially owned as of March 12, 2021 by (i) each director of THG, (ii) the named executive officers (the “NEOs”) in the Summary Compensation Table appearing later in this Proxy Statement, and (iii) all current directors and executive officers of THG, as a group. This information has been furnished by the persons listed in the table.

Name of Beneficial Owner	Shares Beneficially Owned†		Percent of Class

Kevin J. Bradicich	3,981		*
Theodore H. Bunting, Jr. (1)	920		*
Jane D. Carlin	—	(2)	*
J. Paul Condrin III (3)	241		*
P. Kevin Condron	26,373	(4)	*
Cynthia L. Egan	8,468		*
Jeffrey M. Farber	197,594	(5)	*
Daniel T. Henry	14,376		*
Martin P. Hughes	2,917		*
Dennis F. Kerrigan	2,885	(6)	*
Wendell J. Knox	29,715	(7)	*
Kathleen S. Lane	1,884	(8)	*
Richard W. Lavey	118,385	(9)	*
Joseph R. Ramrath	27,719	(10)	*
John C. Roche	290,144	(11)	*
Bryan J. Salvatore	67,150	(12)	*
Harriett “Tee” Taggart	12,651	(10)	*
Current directors and executive officers, as a group (22 persons)	948,828	(13)	2.56%

†

As to shares listed in this column, each person has sole voting and investment power, except as indicated in other footnotes to this table. Some directors have deferred receipt of certain stock grants from the Company. Deferred shares are held in a rabbi trust (the “Rabbi Trust”) by the trustee, Wells Fargo Bank, N.A. As of March 12, 2021, the Rabbi Trust held 10,551 shares of Common Stock pursuant to deferrals by directors. In accordance with regulations prescribed by the SEC, and even though such director has a direct economic interest in such deferred shares, shares held in the Rabbi Trust are not included in the amounts set forth in this column. These shares may be voted by the trustee of the Rabbi Trust, but not by the individuals on whose behalf the shares are held in the Rabbi Trust. For information regarding specific deferrals, please refer to the footnotes below.

*	Less than 1%.
(1)	Mr. Bunting joined the Board on September 1, 2020.
(2)	Excludes 5,929 shares held by the Rabbi Trust, the receipt of which Ms. Carlin has deferred.
(3)	Mr. Condrin joined the Board on February 26, 2021.
(4)	Excludes 1,648 shares held by the Rabbi Trust, the receipt of which Mr. Condron has deferred.
(5)	Includes 175,062 shares underlying options exercisable within 60 days of March 12, 2021. Mr. Farber shares voting and investment power with his wife with respect to 2,500 shares.
(6)	Includes 2,885 shares underlying options exercisable within 60 days of March 12, 2021.
(7)	Excludes 1,487 shares held by the Rabbi Trust, the receipt of which Mr. Knox has deferred.
(8)	Excludes 1,487 shares held by the Rabbi Trust, the receipt of which Ms. Lane has deferred.
(9)	Includes 97,841 shares underlying options exercisable within 60 days of March 12, 2021.
(10)	Shares voting and investment power with spouse.
(11)	Includes 241,160 shares underlying options exercisable within 60 days of March 12, 2021 and 7,652 shares held by his spouse.
(12)	Includes 57,244 shares underlying options exercisable within 60 days of March 12, 2021.
(13)	Includes 672,045 shares underlying options exercisable within 60 days of March 12, 2021. Excludes 10,551 shares held by the Rabbi Trust. See footnotes 2 and 4-12 above.

Stock Ownership Guidelines for Named Executive Officers and Directors

Named Executive Officers

Within 18 months of becoming subject to our stock ownership guidelines, each NEO, and each of our other executive officers (as well as certain other senior officers designated by the CEO) should achieve an ownership level in our Common Stock with a value equal to one times his or her base salary. Within three years of becoming subject to these guidelines, each NEO (as well as each

THE HANOVER INSURANCE GROUP   2021 PROXY STATEMENT     4

executive officer) should achieve and maintain an ownership level with a value equal to two to four times his or her base salary (four to six times base salary for the CEO and one to two times base salary for other senior officers). The guidelines credit shares held outright by the officer and by immediate family members residing in the same household, whether held individually or jointly by the officer or the immediate family member, unvested restricted stock, restricted stock units, performance-based restricted stock units (measured at target), and any shares that have been earned but the payment of which has been deferred. Regardless of their vesting status, shares subject to unexercised stock options are not counted when determining ownership under the guidelines. For these purposes, shares are valued based upon the then-current market value, or if higher, the value on the date of acquisition.

Each of our current NEOs is in compliance with the guidelines. Set forth below is a table that indicates, as of March 12, 2021, each current NEO’s share ownership as a multiple of his current base salary rate. Such figures are calculated in accordance with our stock ownership guidelines, and the multiple presented below has been determined based upon the current market value ($128.88 per share, the closing price of our Common Stock on March 12, 2021), or if higher, the value of the shares on the date of acquisition.

NEO	Year Hired	Number of Shares Counted under Stock Ownership Guidelines	Ownership Level as a Multiple of Base Salary

John C. Roche	2006	109,186	13.7
Jeffrey M. Farber	2016	52,941	9.5
Richard W. Lavey	2004	34,265	7.1
Bryan J. Salvatore	2017	21,580	4.8
Dennis F. Kerrigan	2020	6,843	1.7

Board of Directors

Within four years from the date of first being elected to the Board, each non-employee director should achieve an ownership level in our Common Stock with a value equal to four times the value of the regular annual stock retainer paid to directors for service on the Board. This requirement can be satisfied by purchases in the open market or by holding grants received from the Company (including share grants that the director has elected to defer under Company-sponsored deferred compensation programs). The guidelines credit directors for shares held outright by the director and by his or her immediately family members residing in the same household, whether held individually or jointly by the director or the immediate family member. For these purposes, shares are valued based upon the then-current market value, or if higher, the value on the date of acquisition.

Each of our non-employee directors is in compliance with our stock ownership guidelines, or is expected to become compliant within the prescribed time following his or her initial election to the Board. Set forth below is a table that indicates, as of March 12, 2021, each director’s share ownership as a multiple of the value of the current annual stock retainer ($135,000). Such figures are calculated in accordance with our stock ownership guidelines, and the multiple presented below has been determined based upon the current market value ($128.88 per share, the closing price of our Common Stock on March 12, 2021), or if higher, the value of the shares on the date of acquisition.

Non-Employee Director	Year First Elected to Board	Number of Shares Counted under Stock Ownership Guidelines	Ownership Level as a Multiple of the Value of the Annual Stock Retainer

Kevin J. Bradicich	2018	3,981	3.8
Theodore H. Bunting, Jr.	2020	920	0.9
Jane D. Carlin	2016	5,929	5.7
J. Paul Condrin III	2021	241	0.2
P. Kevin Condron	2007	28,021	26.8
Cynthia L. Egan	2015	8,468	8.1
Daniel T. Henry	2014	14,376	13.7
Martin P. Hughes	2020	2,917	2.8
Wendell J. Knox	1999	31,202	29.8
Kathleen S. Lane	2018	3,371	3.2
Joseph R. Ramrath	2004	27,719	26.5
Harriett “Tee” Taggart	2009	12,651	12.1

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Largest Owners of the Company’s Stock

The following table lists the only persons who, to the best of the Company’s knowledge, are “beneficial owners” (as defined by SEC regulations) of more than five percent of the issued and outstanding shares of Common Stock as of March 12, 2021.

Name and Address of Beneficial Owner	Shares Beneficially Owned		Percent of Class

The Vanguard Group, Inc.	3,743,358	(1)	10.29%
100 Vanguard Blvd.
Malvern, PA 19355
BlackRock, Inc.	3,219,346	(2)	8.85%
55 East 52nd Street
New York, NY 10055

(1)

Based on a Schedule 13G/A filed on February 10, 2021 by The Vanguard Group, Inc. that reported sole voting power with respect to 0 shares, sole dispositive power with respect to 3,685,840 shares, shared voting power with respect to 25,933 shares and shared dispositive power with respect to 57,518 shares.

(2)	Based on a Schedule 13G/A filed on January 29, 2021 by BlackRock, Inc. that reported sole voting power with respect to 3,071,103 shares and sole dispositive power with respect to 3,219,346 shares.

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CORPORATE GOVERNANCE

The Board has long been focused on and committed to responsible and effective corporate governance in order to promote sustainable, long-term shareholder value. The following section: (i) identifies our continuing directors and director nominees, highlights their qualifications, and provides a snapshot of the Board on an aggregate basis; (ii) describes the Board’s independence from management and its leadership structure; (iii) outlines the standing Board committees and their oversight responsibilities; and (iv) highlights other key aspects of our corporate governance.

The Board has adopted Corporate Governance Guidelines that can be found on the Company’s website at www.hanover.com under “Why The Hanover-Our Governance.” For a printed copy of the guidelines, shareholders should contact the Company’s Corporate Secretary, The Hanover Insurance Group, Inc., 440 Lincoln Street, Worcester, MA 01653. Information on our website is not part of, or incorporated into, this Proxy Statement.

There are five nominees for election to the Board this year. Ms. Taggart is being nominated to serve for a two-year term expiring in 2023 to coincide with her mandatory retirement age under our director retirement policy. Mses. Egan and Lane, and Messrs. Bradicich and Condrin are each being nominated to serve for a three-year term expiring in 2024. Ms. Lane, whose current term expires in 2023, is being nominated for a three-year term in order to maintain appropriate balance in the size of each of our director classes.

Mr. P. Kevin Condron has reached mandatory retirement age under the Company's director retirement policy and, in accordance with the policy, will retire from the Board at the Annual Meeting. The Board has voted to reduce the size of the Board to twelve members, effective immediately following the Annual Meeting and the retirement of Mr. Condron.

Each Board member and nominee has served as a director since the last Annual Meeting, with the exception of Mr. Bunting, who was elected to the Board in September 2020, and Mr. Condrin, who was elected to the Board in February 2021. Mr. Bunting was identified as a potential director candidate to the Nominating and Corporate Governance Committee (the “NCGC”) by Ms. Egan, who knew of Mr. Bunting’s extensive experience as a senior leader and public company director through their mutual service on another company’s board. Mr. Condrin was identified as a potential director candidate and presented to the NCGC and the Board by a third-party recruiting firm, which was engaged by the NCGC to assist the NCGC in (i) identifying director candidates that meet the Company’s Director Qualifications set forth below, (ii) coordinating interviews with those qualified candidates selected by the NCGC for further consideration, and (iii) complementing the due diligence work of the NCGC, as needed, when the NCGC conducted reference checks. Once identified as candidates, the NCGC evaluated each of Mr. Bunting and Mr. Condrin following the process described below under “Consideration of Director Nominees” on page 16, and recommended that each be elected to the Board.

Information regarding the business experience and qualifications of each nominee and continuing director is provided below. Following the individual director descriptions, we have provided the current key competencies and diversity profile of the Board on a collective basis in the section titled “Board Profile and Diversity” beginning on page 11. For a description of the skill set that the Board seeks in a director and how the individual and collective director qualifications set forth below tie to the Board’s expectations, see “Director Qualifications” on page 16.

Director Nominees

Kevin J. Bradicich Age: 63 Director since 2018

Mr. Bradicich served as Senior Partner at McKinsey & Company, Inc. until his retirement in 2017. Mr. Bradicich began his career at McKinsey in 1983 and also held the titles of Manager, Principal and Director while with the firm. He spent the last 25 years at McKinsey focused on serving insurance company clients. While at McKinsey, Mr. Bradicich was a core member of the firm’s Global Insurance Practice’s leadership group. During his career, he also led the firm’s North American Property and Casualty Insurance Practice and helped lead the Practice’s and the firm’s people processes. We believe Mr. Bradicich’s qualifications to serve on our Board include his experience as a Senior Partner at McKinsey, including his 25 years of experience focused on advising boards and senior executives at global insurance company clients on all aspects of their business.

Mr. Bradicich is a member of the Audit Committee. If re-elected, Mr. Bradicich’s term will expire in 2024.

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J. Paul Condrin III Age: 59 Director since 2021

Mr. Condrin is Chair of the Board of Trustees and Interim President of Bentley University. Mr. Condrin has served on the Bentley Board of Trustees since 2013 and was named Interim President in June 2020. Before his retirement in 2018, Mr. Condrin was Executive Vice President and President, Commercial Insurance for Liberty Mutual Insurance. During his twenty-nine years at Liberty Mutual, Mr. Condrin served in other senior roles, including as President of three additional strategic business units, Corporate CFO and Corporate Comptroller. Mr. Condrin began his career at KPMG, where he specialized in serving insurance companies and higher education institutions. We believe Mr. Condrin’s qualifications to serve on our Board include his many decades of extensive experience in and knowledge of the insurance industry, including his many years of senior management experience.

If re-elected, Mr. Condrin’s term will expire in 2024.

Cynthia L. Egan Age: 65 Director since 2015

From 2007 until her retirement in 2012, Ms. Egan was President, Retirement Plan Services for T. Rowe Price Group, a global investment management organization. From 1989 to 2007, Ms. Egan held progressively senior positions with Fidelity Investments, a multinational financial services corporation, serving as Executive Vice President, Head of Fidelity Institutional Services Company, President of the Fidelity Charitable Gift Fund, and Executive Vice President of Fidelity Management Research Co. From 2014 to 2015, she was appointed as an advisor to the U.S. Department of Treasury specializing in retirement security. Ms. Egan began her professional career at the Board of Governors of the Federal Reserve and prior to joining Fidelity, worked at KPMG Peat Marwick and Bankers Trust Company. Ms. Egan is also a director of UNUM Corporation, a publicly traded insurance company providing group long-term disability insurance, employee benefits, individual disability insurance and special risk reinsurance, Huntsman Corporation, a publicly traded global manufacturer and marketer of differentiated and specialty chemicals, and of the BlackRock Fixed Income Funds Complex, a fund complex comprised of 110 mutual funds. From 2013 to 2016, she was a director of Envestnet, Inc., a publicly traded provider of wealth management software and services. Ms. Egan also serves as Chair of the Board of Visitors of the University of Maryland School of Medicine. We believe Ms. Egan’s qualifications to serve on our Board include her many years of management experience in the financial services industry at Fidelity and T. Rowe Price and her experience on other public company boards of directors.

Ms. Egan is Chair of the Board and Chair of the Compensation and Human Capital Committee. If re-elected, Ms. Egan’s term will expire in 2024.

Kathleen S. Lane Age: 63 Director since 2018

Ms. Lane served as Executive Vice President and Chief Information Officer at The TJX Companies, Inc. from 2008 to 2013. Prior to joining TJX, Ms. Lane was Group Chief Information Officer at National Grid plc from 2006 to 2008. In addition, she served as Chief Information Officer at the Gillette Company, GE Oil & Gas, and GE Vendor Financial Services. Ms. Lane also served as Director, Technology Services of Pepsi Cola International and began her career at The Procter & Gamble Company. Ms. Lane is also a director of Armstrong Flooring, Inc., a leading global producer of flooring products. Ms. Lane previously served as a director of EarthLink Holdings Corp., an IT services, network and communications provider, from 2013 to 2017, and of Bob Evans Farms, Inc., an operator of over 500 restaurants and a producer and distributer of food products, from 2014 to 2018. We believe Ms. Lane’s qualifications to serve on our Board include her many years of executive and management experience as a Chief Information Officer at leading companies and her experience on other public company boards of directors.

Ms. Lane is a member of the Nominating and Corporate Governance Committee. If re-elected, Ms. Lane’s term will expire in 2024.

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Harriett “Tee” Taggart Age: 72 Director since 2009

Ms. Taggart currently manages a professional practice, Taggart Associates. She also serves as an endowment investment committee member, evaluating global portfolio managers and asset allocation strategies, for several major non-profit organizations. From 1983 through 2006, Ms. Taggart was a Partner, Senior Vice President and sector portfolio manager at Wellington Management LLC, a global investment company. Ms. Taggart served as a director of Albemarle Corporation, a publicly traded specialty chemical manufacturer, from 2007 until 2020 and as a trustee of the Eaton Vance Mutual Fund Complex from 2011 to 2018. Ms. Taggart is also on the boards of trustees and advisory committees of several non-profit organizations and active in a number of corporate governance organizations. We believe Ms. Taggart’s qualifications to serve on our Board include her four decades of experience in the financial services industry, as well as her executive leadership and management experience and experience with other public company boards of directors.

Ms. Taggart is a member of the Audit Committee. If re-elected, Ms. Taggart’s term will expire in 2023.

Directors Continuing in Office

Theodore H. Bunting, Jr. Age: 62 Director since 2020

Mr. Bunting most recently served as Group President, Utility Operations, at Entergy Corporation, an integrated energy company, from 2012 until his retirement in 2017. Before that, he was Senior Vice President and Chief Accounting Officer at Entergy from 2007 to 2012, and Chief Financial Officer of several subsidiaries from 2000 to 2007. He held other management positions of increasing responsibility in accounting and operations at Entergy since joining the company in 1983. Mr. Bunting is also a director of Unum Group, a publicly traded insurance company providing group long-term disability insurance, employee benefits, individual disability insurance and special risk reinsurance, and of NiSource Inc., one of the largest natural gas utility companies in the United States. We believe Mr. Bunting’s qualifications to serve on our Board include his extensive accounting and operations experience, his many years of management experience while with Entergy, and his experience on the boards of other publicly traded companies.

Mr. Bunting’s term expires in 2022.

Jane D. Carlin Age: 65 Director since 2016

Ms. Carlin has provided advisory and consultancy services to financial services companies since 2012. Prior to that, Ms. Carlin served in senior roles with leading companies, including Morgan Stanley Group Inc. and Credit Suisse Group AG. At Morgan Stanley, she held a number of leadership positions, most recently, as Managing Director, global head of financial holding company governance and assurance, from 2006 to 2012, and previously from 1987 to 2003, when she served as Managing Director and Deputy General Counsel. From 2003 to 2006, Carlin was Managing Director and global head of bank operational risk oversight at Credit Suisse. In 2010, Carlin was appointed by the U.S. Treasury Department as chair of the Financial Services Sector Coordinating Council for Critical Infrastructure Protection and Homeland Security (FSSCC) and served in that role until 2012. Prior to that, from 2009 to 2010, she served as vice chair of the FSSCC and as chair of its Cyber Security Committee. Ms. Carlin serves as a trustee of iShares Trust and iShares U.S. ETF Trust. Ms. Carlin also served as a director of PHH Corporation, a publicly traded provider of end-to-end mortgage solutions, from September 2012 until its acquisition by Ocwen Financial Corporation in October 2018. We believe Ms. Carlin’s qualifications to serve on our Board include her many years of management experience in compliance, risk oversight, and cyber security in the financial services industry, and her experience on the boards of other publicly traded companies.

Ms. Carlin is Chair of the Audit Committee.  Ms. Carlin’s term expires in 2023.

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Daniel T. Henry Age: 71 Director since 2014

Until his retirement, Mr. Henry served as Chief Financial Officer of American Express Company, a global financial services company, from 2007 to 2013. Mr. Henry joined American Express in 1990 and served in a variety of senior finance roles including Comptroller. Prior to joining American Express, Mr. Henry was a Partner with Ernst & Young LLP. Mr. Henry is also a director of Veritiv Corporation, a publicly traded company that provides business-to-business distribution solutions. Mr. Henry previously served as a director of Groupon, Inc., a publicly traded operator of online local marketplaces, from 2012 to 2016. We believe Mr. Henry’s qualifications to serve on our Board include his experience as a CFO at a major financial services company, and his experience on the boards of directors of other publicly traded companies.

Mr. Henry is a member of the Compensation and Human Capital Committee. Mr. Henry’s term expires in 2023.

Martin P. Hughes Age: 72 Director since 2020

Mr. Hughes serves as non-executive Chair of the Board of Directors of HUB International Limited (“HUB”), a privately held insurance brokerage firm providing an array of property, casualty, risk management, life and health, employee benefits, investment, and wealth management products and services across North America. Mr. Hughes previously served as Chair and CEO of HUB from 1999 to 2018, including while it was a public, New York Stock Exchange-listed company, before its sale to private investors. In addition, Mr. Hughes was Executive Chair of HUB from 2018 to January 2020. He joined Mack and Parker, Inc., an independent insurance agency (now a part of HUB), in 1973, where he served as President from 1990 to 1999, and as Chair from 1999 to 2001. Mr. Hughes has also served as chair of both the Council of Insurance Agents & Brokers, an association of the top commercial insurance and employee benefits intermediaries, as well as Assurex Global, a leading worldwide insurance services organization. We believe Mr. Hughes’s qualifications to serve on our Board include his over 40 years of experience in the insurance brokerage industry, his knowledge of both the property and casualty insurance industry and the agency and brokerage sales channel, his prior service as chief executive officer of a public company, and his many years of management and transactional experience in the insurance industry.

Mr. Hughes is a member of the Audit Committee. Mr. Hughes’s term expires in 2022.

Wendell J. Knox Age: 73 Director since 1999

Until his retirement in 2009, Mr. Knox was President and CEO of Abt Associates Inc., a policy research and business consulting firm, where he had been employed since 1969. Mr. Knox is also a director of Abt Associates Inc. and is a trustee of the Natixis and Loomis Sayles Mutual Fund Complex, a fund complex comprised of 55 funds. He also serves on the Advisory Board of Maine Pointe, LLC, a logistics and supply chain management consulting firm. We believe Mr. Knox’s qualifications to serve on our Board include his experience as a CEO, combined with his corporate governance expertise and experience with other boards of directors.

Mr. Knox is a member of the Compensation and Human Capital Committee. Mr. Knox’s term expires in 2023.

Joseph R. Ramrath Age: 64 Director since 2004

Mr. Ramrath is Senior Managing Director of Colchester Partners LLC, an investment banking and strategic advisory firm that he cofounded in 2002. Mr. Ramrath was Executive Vice President and Chief Legal Officer of the United Asset Management division of Old Mutual plc, an international financial services firm headquartered in London, England, from 2000 to 2002. Prior to that, he was Senior Vice President, General Counsel and Secretary of United Asset Management Corporation from 1996 until its acquisition by Old Mutual in 2000. Earlier in his career, Mr. Ramrath was a partner at Hill & Barlow, a Boston law firm, and a certified public accountant with Arthur Andersen & Co. We believe Mr. Ramrath’s qualifications to serve on our Board include his accounting, financial and legal background, his experience as a member of management and on the board of directors with other public companies, as well as his years of experience as an advisor to investment advisory companies.

Mr. Ramrath is Chair of the Nominating and Corporate Governance Committee. Mr. Ramrath’s term expires in 2022.

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John C. Roche Age: 57 Director since 2017

Mr. Roche became President and Chief Executive Officer in November 2017. Prior to that, he served as Executive Vice President and President, Hanover Agency Markets since February 2017. Until February 2017, Mr. Roche was Executive Vice President, President Business Insurance since 2013 and head of Field Operations since 2014. Prior to that, he served as Senior Vice President, President Business Insurance from 2009 to 2013 and has held the following other positions since joining the Company in 2006: Vice President, Field Operations and Vice President, Underwriting and Product Management, Commercial Lines. From 1994 to 2006, Mr. Roche served in a variety of leadership positions at St. Paul Travelers Companies, Inc., last serving as Vice President, Commercial Accounts. Previously, Mr. Roche served in a variety of underwriting and management positions at Fireman’s Fund Insurance Company and Atlantic Mutual Insurance Company. We believe Mr. Roche’s qualifications to serve on our Board include his more than twenty-five years of experience in the property and casualty insurance industry, his management experience leading significant business units both at the Company and at St. Paul Travelers and his detailed understanding of the Company and its business.

Mr. Roche’s term expires in 2022.

Board Profile and Diversity

The Board believes diversity among its members provides the Company a depth and breadth of insight, perspective and experience that is important to effective corporate governance and in addressing the complex challenges that the Company faces. To this end, the Board seeks members who represent a broad array of experiences and expertise in the context of the evolving needs of the Board.

The NCGC maintains a comprehensive skills and experience matrix for evaluating the background and skill set of the Board on both an individual director and collective basis. The matrix details key competencies, demographic information, and outside public company board, committee, committee chair and CEO experience. The NCGC tracks each director’s level of current and developing expertise across the key competencies in order for the Board to ensure that it can effectively oversee the long-term success of the Company and to align with the Company’s goal of being a premier property and casualty company in the independent agency channel.

On a collective basis, the Board has expertise in the following categories of key competencies:

✓	property & casualty insurance (beyond Company Board service)
✓	financial services
✓	mergers, acquisitions and strategic business combinations
✓	finance/accounting
✓	investments/capital markets
✓	technology
✓	senior management and talent development
✓	operations
✓	marketing and distribution
✓	governance

On a collective basis, the demographic profile of all director nominees and directors continuing in office after the Annual Meeting is reflected below.

Independence 92% Independent (11 of 12 members) Racial/Ethnic Diversity 17% People of Color (2 of 12 members)

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Gender Diversity 33% Female (4 of 12 members) Board Leadership Roles* 75% Female Leadership in Board Chair and Committee Chair roles (3 of 4 roles) *Ms. Egan currently holds both the Board Chair and a committee chair position

Director Independence

Under the New York Stock Exchange (“NYSE”) rules, a member of the Board only qualifies as “independent” if the Board affirmatively determines the director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). The Company’s Corporate Governance Guidelines include standards to assist the Board in determining whether a director has a material relationship with the Company. The standards conform to the standards established by the NYSE. The portion of our Corporate Governance Guidelines addressing director independence is attached to this Proxy Statement as Appendix A.

Mr. Hughes serves as executive chairman of HUB, and he is a former executive and employee of HUB. We conduct regular business activities with HUB. Most significantly, HUB is one of the Company’s appointed agents, placing both commercial lines and personal lines business with us. The Board and the NCGC examined these relationships again in 2021, as well as those of an immediate family member of Mr. Hughes who is a HUB executive, in light of the independence standards adopted by the NYSE and our Corporate Governance Guidelines and concluded that Mr. Hughes is independent under these standards. This conclusion was supported by the fact that the commission amounts paid to HUB did not exceed the relevant objective thresholds set forth in the applicable independence standards, Mr. Hughes is no longer an executive or employee of HUB, and because neither Mr. Hughes nor his family member are directly or indirectly involved in any transactions with the Company or any of its subsidiaries, nor will either of their compensation be directly or indirectly impacted by such transactions.

After review by and following the recommendation of, the NCGC, the Board determined that every director and nominee for director is independent under the applicable standards, with the exception of Mr. Roche, who is the President and Chief Executive Officer of the Company.

There are no family relationships among any of the directors, director nominees or executive officers of the Company.

Related-Person Transactions

The Board has established a written procedure for the review, approval and/or ratification of “transactions with related persons” (as such term is defined by the SEC, provided that the dollar threshold for review and approval in our policy is $100,000, which is more stringent than the $120,000 threshold established by the SEC). Pursuant to such policy, any related-person transaction must be presented to the Audit Committee for review, and the Audit Committee may approve, ratify or reject the transaction. In the event management determines that it is impractical to convene an Audit Committee meeting to consummate a particular transaction, the Chair of the Audit Committee (or the Independent Presiding Director, in the event the Chair or any of his or her immediate family members is the “related person”) has the authority to approve the transaction. The Chair of the Committee, or Independent Presiding Director, as applicable, shall report to the Audit Committee at its next meeting any approval under this policy pursuant to this delegated authority. No member of the Audit Committee may participate in any approval or ratification of a transaction with respect to which such member or any of his or her immediate family members is the related person. In preparing the Company’s SEC filings and in determining whether a transaction is subject to this policy, the Company’s General Counsel is entitled to make the determination of whether a particular relationship constitutes a material interest by a related person. In evaluating a transaction with a related person, the Audit Committee shall consider all relevant facts and circumstances available to it and shall approve or ratify only those transactions that are in, or not inconsistent with, the best interests of the Company and its shareholders, as it determines in good faith.

The Company employs the daughter of Ann K. Tripp, Executive Vice President, Chief Investment Officer and Treasurer of the Company and President, Opus Investment Management, Inc., who received compensation (salary and bonus) of approximately $140,000 in 2020. Ms. Tripp’s daughter does not report either directly or indirectly to Ms. Tripp, and Ms. Tripp was not involved in

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the recruiting or hiring of this family member, or in any decisions affecting her individual compensation. Her compensation was established by the Company in accordance with its compensation practices applicable to employees with equivalent qualifications and responsibilities and holding similar positions.

Although the approval of employment of a related person who works for the Company in the ordinary course of business and whose employment is consistent with the Company's policies and practices with respect to the employment of non-related persons in similar positions is not required under our policy, the Audit Committee has reviewed and approved this employment relationship. The Company and the Board are unaware of any transactions that required approval under the related-person transaction policy in 2020.

The Related Person Transaction Policy can be found on the Company’s website at www.hanover.com under “Why The Hanover—Our Governance—Company Policies.” For a printed copy of the policy, shareholders should contact the Company’s Corporate Secretary.

Board Leadership Structure

We separate the roles of CEO and Chair of the Board in recognition of the differences between the two positions.

Leadership Structure CEO Responsible for setting the strategic direction for the Company and for the day-to-day leadership and performance of the Company Chair of the Board Provides guidance to the CEO, sets the agenda for Board meetings and presides over shareholder meetings and meetings of the full Board

Additionally, we believe that separating the roles and having an independent Chair of the Board is consistent with corporate governance best practices and better supports effective management oversight and risk management. We have separated these roles since 2002. While we believe these goals can be achieved without necessarily separating the CEO and Chair designations, we also take into consideration Ms. Egan’s demonstrated skill in leading our Board and counseling management.

Ms. Egan’s duties as Chair of the Board are determined by the Board and include presiding over Board and shareholder meetings and over executive sessions of non-management directors (including the Committee of Independent Directors). The Chair of the Board may also be appointed to any committee of the Board. Ms. Egan also serves as Chair of the Compensation and Human Capital Committee.

It is the Board’s practice that in advance of regularly scheduled Board and committee meetings, the Chair of the Board, each Board committee chair and the CEO convene to discuss and set the agendas for the respective meetings, based principally on a review of an annual topical calendar, prior discussions among directors and current topics of interest or concern. It is Ms. Egan's practice to speak with each director following regularly scheduled Board meetings and to have other regular discussions with directors as she deems appropriate, to solicit ongoing feedback and reinforce inclusiveness and engagement. She also typically meets individually with the CEO, Chief Financial Officer, and General Counsel of the Company following each Board meeting and as she otherwise deems appropriate.

The Board generally convenes in executive session (i.e., with no members of management present) in connection with regularly scheduled Board meetings and at other times as deemed appropriate. In addition, the Board regularly meets with the Chief Executive Officer with no other members of management present. Directors have regular access to other members of senior management.

Board Meetings and Attendance

During 2020, there were ten meetings of the full Board of Directors. In addition to formal Board and committee meetings held throughout the year, directors routinely engage in communications and interactions and convene informal telephonic or in-person meetings for discussion or planning purposes. The Board routinely convenes meetings at its headquarters in Worcester, Massachusetts, and periodically convenes meetings at other locations. Due to the global pandemic, in 2020 most Board and committee meetings were held virtually through the use of videoconferencing technology so that participants could hear and see each other.

All of the directors attended at least 75% of the Board and committee meetings held in 2020 while they were members, with the exception of Mr. Condron, who was unable to attend a number of Board and committee meetings due to unanticipated personal circumstances and who is retiring from the Board at the Annual Meeting, as noted on page 19. In addition, all continuing directors

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and director nominees are expected to attend the Annual Meeting. All the directors serving at the time were present at last year’s virtual annual meeting, with the exception of Michael D. Price, whose resignation was effective at last year’s annual meeting.

Board Committees

The standing committees of the Board consist of the Committee of Independent Directors (the “CID”), the Audit Committee, the Compensation and Human Capital Committee (the “C&HCC”), and the NCGC. Each committee is composed solely of directors determined by the Board to be independent. The responsibilities of each of the committees are set forth in their charters, which are reviewed annually. Committee charters are available on the Company’s website, www.hanover.com, under “Why The Hanover—Our Governance—Committee Charters.” For a printed copy of any committee charter, shareholders should contact the Company’s Corporate Secretary.

The current members of the committees of the Board are:

Board Committees
Director	Independent	Committee of Independent Directors	Audit Committee	Compensation and Human Capital Committee	Nominating and Corporate Governance Committee

Kevin J. Bradicich	✓	✓	✓
Theodore H. Bunting, Jr.	✓	✓
Jane D. Carlin	✓	✓	✓ (Chair)
J. Paul Condrin III	✓	✓
P. Kevin Condron	✓	✓			✓
Cynthia L. Egan (Board Chair)	✓	✓		✓ (Chair)
Daniel T. Henry	✓	✓		✓
Martin P. Hughes	✓	✓	✓
Wendell J. Knox	✓	✓		✓
Kathleen S. Lane	✓	✓			✓
Joseph R. Ramrath	✓	✓			✓ (Chair)
Harriett “Tee” Taggart	✓	✓	✓
Number of meetings held in 2020†		6	14	8	6
(Chair)	Denotes the Chair of the applicable committee
†	Does not include informal meetings held by the committees throughout the year

Committee of Independent Directors

The CID, consisting of all the independent members of the Board, discharges such responsibilities as are referred to it from time to time by the Board or one of its committees. In particular, the CID is responsible for reviewing and approving the recommendations of the C&HCC and the NCGC, as applicable, with respect to establishing performance criteria (goals and objectives) for our CEO, evaluating the CEO’s performance and approving CEO compensation. In addition to meeting the independence requirements under the NYSE regulations, each committee member participating in approving the CEO’s compensation must also meet the independence requirements under Section 16 (“Section 16”) of the Securities Exchange Act of 1934 (the “Exchange Act”). The independent members of the Board typically meet in executive session at every scheduled Board meeting and from time-to-time meet informally or hold telephonic committee meetings. Topics of discussion at executive sessions include, among other things: the Company’s strategy, annual business plan and progress; key risks and challenges facing the Company; leadership development and succession; and other matters addressed during regular Board sessions with management.

Audit Committee

The Board has made a determination that the members of the Audit Committee satisfy the requirements of the NYSE as to independence, financial literacy and experience, and satisfy the independence requirements of the Sarbanes-Oxley Act of 2002. Accordingly, the Audit Committee is independent from management. The Board has determined that Mr. Hughes is an Audit Committee financial expert and Mses. Carlin and Taggart and Mr. Bradicich are financially literate, in each case as defined by SEC regulations. The Audit Committee is, among other things, responsible for the selection and engagement, compensation, retention, evaluation, oversight and, when deemed appropriate, termination of the Company’s independent, registered public accounting firm. The Audit Committee annually evaluates the performance of the Company’s independent, registered public accounting firm, and determines whether to reengage it or consider other audit firms. Some of the factors considered by the Audit Committee in deciding whether to retain PwC, the Company’s independent, registered public accounting firm, include:

•	PwC’s technical expertise and capabilities with respect to audit and non-audit services;

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•

PwC’s depth of knowledge of the Company’s operations and businesses, accounting policies and practices, and internal control over financial reporting, and PwC’s tenure as independent auditor, including the relative benefits compared to any concerns that may be associated with a longer tenure;

•	PwC’s independence and processes for maintaining its independence;
•	the quality and candor of PwC’s communications with the Audit Committee and management; and
•	the appropriateness of PwC’s fees relative to the scope and efficiency of the audit and non-audit services provided.

The committee also has oversight responsibility for the Company’s General Auditor and must approve matters related to the General Auditor’s employment and compensation. The Audit Committee generally meets in executive session separately with representatives of PwC, the Chief Financial Officer and the General Auditor, and by themselves, following regularly scheduled committee meetings. The Audit Committee also meets from time to time in executive sessions with the Company’s Chief Actuary, Chief Risk Officer and General Counsel.

The Audit Committee reviews and discusses the Company’s financial statements and earnings press releases with management and PwC prior to their release. Among its other responsibilities, as set forth in its charter, the Audit Committee reviews the arrangements for and the results of the auditor’s examination of the Company’s books and records, auditors’ compensation, internal accounting control procedures, and activities and recommendations of the Company’s internal auditors, as well as any reports relating to the integrity of our financial statements, internal financial controls or auditing matters that are reported on our anonymous Alertline. The Audit Committee also reviews the Company’s significant accounting policies, control systems, reserving practices, information security and disaster recovery programs, compliance with legal and regulatory requirements, outstanding major litigation (if applicable), and major enterprise risks, as well as the resources of PwC dedicated to or otherwise supporting the Company’s audit. As noted above, the committee is also responsible for reviewing related-person transactions and assisting the Board in assessing the adequacy of the Company’s enterprise risk management program. The Audit Committee receives periodic reports regarding developments in the regulatory environment and relevant legislative reforms.

Compensation and Human Capital Committee

The C&HCC has oversight responsibility with respect to compensation matters involving directors and executive officers of THG and makes compensation decisions regarding our executive officers (other than the CEO). In conjunction with the Chair of the Board and the NCGC, the C&HCC annually reviews the CEO’s performance and other relevant external factors and makes a recommendation to the CID for the CEO’s annual compensation. It also provides general oversight of the Company’s compensation structure, including compensation plans and benefits programs applicable to all employees, and oversees a risk-based analysis of the Company’s incentive arrangements. Except to the extent reviewed by the Board, the committee is also tasked with periodically reviewing the Company’s strategies, policies, practices and experience relating to recruiting and retention, personnel practices, succession planning, corporate culture and human capital development, including policies and practices relating to inclusion and diversity (“I&D”) and pay equity.

In addition to meeting the independence requirements under the NYSE regulations, each committee member must meet the independence requirements under Section 16. Each of the members of the C&HCC satisfies the independence requirements of the NYSE rules and applicable SEC requirements. The C&HCC may delegate any of its responsibilities to a subcommittee comprised of one or more of its members.

Use of Independent Outside Compensation Consultant

In executing its compensation responsibilities, the C&HCC engaged Frederic W. Cook & Co., Inc. (“F.W. Cook”) to assist it in making compensation decisions and to provide related information and advice.

During 2020, a representative of F.W. Cook:

•	regularly attended, either in person or telephonically, C&HCC meetings;
•	periodically participated in executive sessions of the C&HCC, at which no members of management were present;
•	provided relevant market and comparative data and information;
•	provided advice regarding compensation trends and developments;
•	provided input to the C&HCC and to management regarding the selection of peer companies against which to evaluate compensation levels and practices;
•	assisted in the review and design of our director and executive compensation programs;
•	provided advice with respect to compensation decisions relating to our executive officers and directors; and
•	reviewed and provided comments to the executive compensation disclosure in this Proxy Statement.

F.W. Cook was selected by, and reports to, the C&HCC. F.W. Cook is not engaged by the Company for any other purpose, and the C&HCC reviews all compensation payable to this firm.

Pursuant to its charter, the C&HCC may select its outside compensation consultant only after taking into consideration factors relevant to that consultant’s independence, including such factors required to be considered under the listing standards of the NYSE.

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The C&HCC reviewed such factors as it deemed appropriate, including all such factors required by the NYSE listing standards, and is satisfied as to F.W. Cook’s independence from the Company and its management.

Compensation Committee Interlocks and Insider Participation

During 2020, our C&HCC consisted of Ms. Egan and Messrs. Henry and Knox. None of our executive officers serve, or during 2020 did serve, as a member of the board of directors or compensation committee of any company that has one of its executive officers serving as a member of our Board or C&HCC.

Nominating and Corporate Governance Committee

The NCGC advises and makes recommendations to the Board on all matters concerning directorship and corporate governance practices and the selection of candidates as nominees for election as directors. The NCGC coordinates and oversees the Board’s evaluation of the individual directors who are eligible for re-nomination and election at each annual meeting of shareholders. The committee recommended this year’s candidates for election and, in consultation with the Chair of the Board, recommends Board member committee assignments to the full Board. The NCGC is responsible for facilitating the Board’s annual review of the performance of the CEO. The NCGC also monitors the Company’s corporate citizenship, charitable giving, sustainability and environmental, social and governance (“ESG”) efforts, as well as shareholder advocacy matters.

Director Evaluation Process

The NCGC leads an annual review of the Board that examines, at the Board level and at each committee level, overall effectiveness across multiple evaluation areas, including: governance processes; Board composition and function; meeting content, structure and preparation; and management’s interaction with the Board. The NCGC facilitates discussion of the results of the assessment annually among the Board and each Board committee, with the Chair leading the process for the full Board and each committee chair leading the process for their own committee. Our evaluation process encompasses an examination of the Board as a whole, each Board committee, and each individual director whose term is expiring at the next annual meeting, to determine if that director should be re-nominated for another term. Evaluations of individual directors who are up for re-nomination include a peer review questionnaire that is completed by each of the other directors and reviewed by the Board Chair and NCGC Chair or, in instances where one of these chairs is the subject of an evaluation, by the other chair and another member of the NCGC. The NCGC considers the feedback in its assessment of individual member contributions when making its nomination recommendations to the full Board, who then make final determinations regarding Board-nominated candidates. In addition to the formal director evaluation process, the Chair solicits informal feedback from directors during her follow-up calls to each director after the conclusion of every regularly scheduled Board meeting. The Board leverages third-party software to facilitate, streamline and provide anonymity to the review process, with a view toward facilitating candor and encouraging constructive insight.

Consideration of Director Nominees

The NCGC may identify candidates for nomination to the Board through several sources, including recommendations of non-management directors, shareholders, the CEO, other executive officers, an outside search firm or other resources. Committee members review the backgrounds of candidates in light of the current needs of the Board and the key competencies discussed above, interview qualified candidates, conduct inquiries with references and review available information pertaining to the candidate’s qualifications and background.

Director Qualifications

Members of the Board and nominees for election should possess high personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the Company and its shareholders. To maintain a majority of independent directors on the Board, as required by our Corporate Governance Guidelines, the NCGC and the Board have a strong preference that nominees meet our independence standards. Board members and nominees should demonstrate initiative, be participatory and contribute a perspective based on practical experience and mature judgment. The Board seeks members who represent a broad array of experiences and expertise in the context of the evolving needs of the Board. While we do not have a policy in this regard, when evaluating a candidate for Board membership, the NCGC and the Board also take into consideration factors such as diversity of race, gender, ethnicity and age. In addition, without the approval of the NCGC, nominees who are CEOs (or others with similar responsibilities) should serve on no more than two other public company boards, and other nominees should serve on no more than three other public company boards. All directors and nominees for election are in compliance with this policy.

As described above under “Board Profile and Diversity” starting on page 11, the NCGC maintains a comprehensive skills and experience matrix for evaluating the background and skill set of the Board on both an individual director and collective basis. The Board seeks director candidates whose skills, experience, and expertise can augment the key competencies the NCGC and the Board have identified.

THE HANOVER INSURANCE GROUP   2021 PROXY STATEMENT     16

Shareholder Nominees

The NCGC will consider qualified director candidates recommended in writing by shareholders. Shareholders who wish to suggest qualified candidates for consideration by the committee may do so by writing to the Company’s Corporate Secretary, giving the candidate’s name, biographical data, qualifications and evidence the candidate has agreed to serve if nominated and elected. All such submissions will be forwarded to the NCGC chair. To allow the committee sufficient time to consider a candidate in advance of an annual meeting, a shareholder should submit recommendations to the Company’s Corporate Secretary by no later than December 31st of the year prior to the annual meeting. Shareholder-proposed candidates who meet the committee’s minimum qualification standards, discussed in the preceding paragraphs, will be evaluated in the same manner as other candidates considered by the committee for Board nomination.

Pursuant to the Company’s by-laws, shareholders seeking to nominate a candidate for election to the Board without approval of the Board must deliver written notice of such nomination to the Company’s Corporate Secretary not less than 60 days or more than 90 days prior to the Annual Meeting. The notice must set forth the name, address and number of shares of THG stock held by the shareholder submitting the nomination, as well as information concerning the nominee that is required to be disclosed pursuant to the Exchange Act in a proxy statement soliciting proxies for the election of such nominee as a director, including a signed consent of the nominee to be named in a proxy statement and to serve as a director. In addition, the notice must be accompanied by a petition signed by at least 100 record holders of our Common Stock, representing in the aggregate at least one percent of the outstanding shares entitled to vote on the election of directors.

Communicating with the Board

Shareholders and other interested parties can communicate with the Board, including the non-management directors and the Chair, by writing to The Hanover Insurance Group, Inc., Board of Directors, Attn: Corporate Secretary, 440 Lincoln Street, Worcester, Massachusetts 01653, through the website www.HanoverAlertLine.com or by calling 1-800-533-2547. An independent third-party service retrieves all submissions to the website and answers all calls to the toll-free telephone number and passes the information on to our General Counsel, our Chief Financial Officer, our General Auditor and the Chair of the Audit Committee, who, when appropriate, transmit the information to the appropriate member of the Board. Communications may be anonymous or confidential. Complaints relating to the Company’s accounting, internal accounting controls or auditing matters will be referred to the Chair of the Audit Committee. Other concerns will be referred to the Chair of the Board. All shareholder-related complaints and concerns will be received, processed and acknowledged by the Board. Further information regarding communications with the Board may be found at the Company’s website, www.hanover.com, under “Why The Hanover—Our Governance—Contact the Board.”

Director Compensation

The C&HCC is responsible for advising the Board with respect to the Company’s director compensation practices and programs. In executing such responsibilities in 2020, the C&HCC reviewed relevant market data provided by F.W. Cook to assist it in developing compensation recommendations. The market data considered included an analysis of data from the Comparative Proxy Data Companies (for more information on these companies, please see page 30), general industry survey data from F.W. Cook’s 2019 Non-Employee Director Compensation Report (a comprehensive survey source comprised of 300 randomly selected companies from various industries categorized based on their revenue and market capitalization) and a review of recent trends and developments in director compensation. The C&HCC presented its recommendations to the full Board which, at its May meeting, made its decision for the succeeding year (beginning immediately following the Annual Meeting of Shareholders and running until the next Annual Meeting of Shareholders (the “Annual Compensation Cycle”)). In setting director compensation, the Board considered competitive pay levels in light of the amount of time directors expend in fulfilling their duties to the Company, as well as the level of skill and expertise the Company requires of its Board. Additionally, awards to directors under the Company’s 2014 Long-Term Incentive Plan (the “2014 Plan”) must comply with the annual limits contained in the 2014 Plan.

Based upon its review of the information provided above and the C&HCC’s recommendation, for the 2020/2021 Annual Compensation Cycle, the Board elected not to make any changes to director compensation.

THE HANOVER INSURANCE GROUP   2021 PROXY STATEMENT     17

Fees	2020/2021 Annual Compensation Cycle

Annual Director Retainer
Stock Component (issued pursuant to the 2014 Plan)	$135,000
Cash Component	$95,000
Chair of the Board Retainer	$125,000
Committee Chair Retainers*
NCGC	$21,000
Compensation	$25,000
Audit	$36,000
Committee Member Annual Retainer
NCGC	$10,000
Compensation	$11,000
Audit	$15,000

*	Includes both committee chair and committee member retainer.

Additionally, the Company’s charitable foundation provides matching contributions to gifts made by directors to qualified charities, up to $5,000 per director per calendar year.

At the election of each director, (i) cash retainers may be converted to Common Stock, and (ii) cash and stock compensation may be deferred pursuant to our non-employee director deferral plan. Deferred cash amounts are accrued in a bookkeeping account that is credited with notional interest based on the so-called General Agreement on Tariffs and Trade (“GATT”) rate (2.28% for 2020 and 1.62% for 2021, as determined using the November 2019 and 2020 published rates, respectively).

Mr. Roche, as an employee of the Company, receives no additional compensation for his service as a member of the Board.

Director Compensation Table

The following table sets forth the total compensation of our non-employee directors for the 2020/2021 Annual Compensation Cycle. Unless otherwise indicated, all amounts were paid in 2020.

Name	Fees Earned in Cash ($)		Stock Awards ($) (1)		All Other Compensation ($) (2)	Total ($)

Kevin J. Bradicich	110,055		134,945		—	245,000
Theodore H. Bunting, Jr. (3)	66,059		93,803		—	159,862
Jane D. Carlin	131,055	(4)	134,945	(4)	5,000	271,000
J. Paul Condrin III (3)	19,591		27,799		—	47,390
P. Kevin Condron	230,055	(4) (5)	134,945	(4)	—	365,000
Cynthia L. Egan	230,055	(5)	134,945		5,000	370,000
Daniel T. Henry	106,055		134,945		5,000	246,000
Martin P. Hughes	66	(6)	244,934	(6)	—	245,000
Wendell J. Knox	106,055	(4)	134,945	(4)	5,000	246,000
Kathleen S. Lane	105,055	(4)	134,945	(4)	5,000	245,000
Joseph R. Ramrath	116,055		134,945		5,000	256,000
Harriett “Tee” Taggart	110,055		134,945		5,000	250,000

(1)

The amounts in this column reflect the grant date fair value of the annual stock retainer computed in accordance with FASB ASC Topic No. 718. Amounts calculated are based on the closing price of our Common Stock on the NYSE on the date of grant. To the extent applicable, assumptions used in the calculation of grant date fair value amounts are included in Note 10 to the Company’s audited financial statements for the fiscal year ended December 31, 2020 included in the Company’s Annual Report.

None of our non-employee directors held any stock options or other unvested stock-based awards as of December 31, 2020. For information on the shareholdings for our directors, please see “Stock Ownership by the Company’s Directors and Executive Officers” on page 4.

(2)	Consists of matching contributions by the Company’s charitable foundation to qualified charitable organizations.
(3)

Annual cash and stock retainers for the 2020/2021 Annual Compensation Cycle were pro-rated to reflect the fact that Messrs. Bunting and Condrin joined the Board and were paid for their Board service on September 1, 2020 and February 26, 2021, respectively.

(4)	All or a portion of this amount has been deferred at the election of the director.

THE HANOVER INSURANCE GROUP   2021 PROXY STATEMENT     18

(5)

Ms. Egan received a $110,000 cash payment on December 16, 2020 to compensate her for assuming responsibilities as Chair of the Board on December 1, 2020. Mr. Condron served as Chair prior to the transition to Ms. Egan. Mr. Condron has reached mandatory retirement age under the Company's director retirement policy and, in accordance with the policy, will retire from the Board at the Annual Meeting.

(6)	Mr. Hughes elected to convert his cash retainer to Common Stock.

Board’s Role in Risk Oversight

The Board is responsible for overseeing the Company’s risk management program. The Company, being primarily in the business of risk, has established an enterprise-wide risk management group to monitor, assess, manage and mitigate material risks to the Company. The Board, directly or through its standing committees, regularly receives reports and presentations from key members of the enterprise-wide risk management group and management, including the Company’s CEO, Chief Financial Officer, Chief Risk Officer, Chief Information Security Officer and General Counsel on matters which, in its or management’s view, merit attention from a risk management perspective, such as catastrophe risks, counterparty risks, reserves, insured exposure aggregation levels, ex-catastrophe underwriting risk, reinsurance levels and creditworthiness of our reinsurers, the investment portfolio, litigation and regulatory matters, technology and information security, capital considerations, acquisitions, growth plans, matters relating to human capital management, leadership and succession, other operational risks, and material ESG risks. Management presentations, business updates and financial and strategic planning discussions with the Board and its committees regularly incorporate a discussion of risks and plans for mitigating or managing such risks, including emerging risks that could impact the Company’s long-term strategy.

In order to assist the Board in its responsibility to assess the adequacy of the Company’s risk management program, the Audit Committee regularly reviews with management certain financial and business risk exposures and the steps management has taken to monitor and control such risk exposures, including the Company’s enterprise risk assessment and risk management policies and procedures. Throughout the year, the Audit Committee receives periodic reports from the Company’s Chief Risk Officer. The Audit Committee reports to the Board its assessment of the Company’s enterprise risk management policies and procedures.

Additionally, with respect to examining risks associated with the Company’s compensation programs, each year a committee comprised of a cross-section of officers of the Company, led by the Chief Risk Officer, conducts a review and risk assessment of the Company’s material incentive compensation plans. The results of this assessment are presented to the C&HCC in connection with the committee’s approval of the Company’s executive compensation plans for the upcoming year and are also reviewed by the committee’s independent compensation consultant. The results of the C&HCC’s risk assessment are also provided to the other members of the Board. For additional information, see “Risk Management and Compensation” in the Compensation Discussion and Analysis section beginning on page 40.

Director Retirement Policy

It is the policy of the Board that a director submit his or her resignation and retire at the Annual Meeting of Shareholders following his or her attainment of age 75. Mr. Condron has reached mandatory retirement age under the Company's director retirement policy and, in accordance with the policy, the NCGC has accepted Mr. Condron’s resignation. Mr. Condron’s resignation will be effective at the end of his current term, which expires at the Annual Meeting.

Code of Conduct

The Company has adopted a Code of Conduct that is applicable to all directors, officers and employees of the Company, including our Chief Executive Officer, Chief Financial Officer and Corporate Controller. In addition, we expect our agents, contractors and others with whom we do business to act in accordance with our Code of Conduct. The Code of Conduct is available on the Company’s website at www.hanover.com under “Why The Hanover—Our Governance—Company Policies—Code of Conduct Policy.” For a printed copy of the Code of Conduct, shareholders should contact the Company’s Corporate Secretary. The Company will disclose any amendments to the Code of Conduct (other than technical, administrative or non-substantive amendments), or waivers of provisions of the Code of Conduct for its Chief Executive Officer, Chief Financial Officer or Corporate Controller, on its website within four business days following the date of such amendment or waiver.

Shareholder Engagement

In addition to regular discussions with investors and analysts, the Company engages in investor outreach throughout the year as an avenue to pursue a direct dialogue with interested shareholders in order to learn more about their perspectives, priorities and concerns. Engagement discussions with investors have traditionally included senior management and representatives from our investor relations department. Formal and informal communications with investors enable management and the Board to understand and consider the issues that matter most to our shareholders, so that the Company can effectively address them.

THE HANOVER INSURANCE GROUP   2021 PROXY STATEMENT     19

ESG, Sustainability and Corporate Responsibility

Our long-term strategy is focused on meeting our commitments to our policyholders and agents, with a view toward delivering outstanding financial results for our shareholders. We recognize that working to make a difference in the world and in the communities where we do business furthers that strategy. We place importance on operating as a socially responsible organization that is committed to treating our policyholders, employees, agents and vendors fairly, protecting our environment, giving back and enriching our communities, and governing our actions with integrity. We fundamentally believe that these values and good corporate citizenship are essential to our success and that by monitoring ESG issues, we can capitalize on ESG opportunities and respond to material ESG risks. The Company sponsors, and our employees are engaged in, many volunteer activities. The Hanover Insurance Group Foundation is an active contributor to non-profit organizations in the communities where we work, with special emphasis on public education systems and youth. Our key corporate values are described as “CARE,” Collaboration, Accountability, Respect and Empowerment.

During 2020, the Company and the communities in which we work faced unprecedented challenges, including the impacts of the worldwide COVID-19 pandemic and civil and social unrest related to racial injustice in the United States. These events brought to the forefront the importance of human capital management and inclusion and diversity on our business strategy. Our strategy of building a premier property and casualty insurer relies upon our ability to effectively lead our employees and to create an inclusive and diverse workforce. We recognize that a diverse workforce is an important factor in building an inclusive environment that fosters innovation, respect and collaboration and that without inclusion, respect and collaboration, we may not be able to innovate, respond to emerging issues, or effectively compete within our industry.

Human Capital Management

To support the safety and continued development of our workforce in 2020, we initiated or continued to emphasize the following actions:

•	shifted the vast majority of our employees to remote work arrangements to ensure their health and safety;
•	enacted temporary policies and modified existing policies to provide support to employees facing difficult circumstances related to their personal health and their families’ health or care;
•

enabled part-time employees to maintain medical plan selections, and provided other health and wellness offerings designed to promote the physical, financial, mental and social well-being of our employees, their families and dependents;

•	to foster accountability, every employee, regardless of role, received a formal annual evaluation and performance discussion, and the evaluation process is aligned to our CARE values; and
•

supported career development through our robust online learning opportunities, virtual and classroom workshops and experiential learning, as well as providing reimbursement for tuition and education-related fees (including professional and industry designations).

Inclusion and Diversity

Our I&D journey continued in 2020 as we took the following actions:

•

continued to include I&D goals and objectives into the overall performance assessment for both our CEO and executive leadership team, linking I&D initiatives into incentive compensation metrics in furtherance of the Company’s strategic objectives (see the “Compensation Discussion and Analysis” section beginning on page 26 for additional information);

•	the Board discussed and focused upon I&D and racial inequality issues throughout the year, and made a long-term commitment to maintaining that dialogue and focus in the future;
•	released an internal and external statement from our CEO reaffirming the Company's deep commitment to Black lives and equality;
•	accelerated our I&D efforts to continue diversifying our recruitment and hiring practices;
•	continued to support a wide variety of internal business resource groups, which are employee-led groups that support women and underrepresented populations and allies of those populations;
•	acknowledged Juneteenth for all employees and provided resources and education on the importance of the day and the history behind it;
•	held a Company-wide “PAUSE” Week program, which encouraged all employees to slow down and consider how bias may impact important business and people decisions;
•	partnered with an external I&D consultant to foster a conversation on unconscious bias with our Board, building on efforts done previously across our leadership and employee populations; and
•

introduced the Hanover CAREs matching charitable gift program to encourage eligible employees to support efforts to eradicate racial injustice, with the Company matching employee gifts to select registered 501(c)(3) institutions.

THE HANOVER INSURANCE GROUP   2021 PROXY STATEMENT     20

ESG Disclosures

In 2020, we also provided additional transparency to stakeholders about our ESG efforts and priorities by publicly posting the following on our Company website:

•

detailed ESG disclosures under the Global Reporting Initiative (GRI) reporting framework in the form of a GRI-referenced content index (available at www.hanover.com – under “Why The Hanover – Global reporting initiative index”);

•

our inaugural 2018-2020 Inclusion and Diversity Report that highlights key milestones in the Company’s I&D journey and provides snapshots of the Company’s current workforce demographics (available at www.hanover.com – under “Why The Hanover – Inclusion and diversity”);

•

a responsible investment policy that details how the Company incorporates ESG factors into its decision-making as part of the fundamental investment research and decision-making process, including the Company’s commitment to phase out and no longer invest in companies that: (i) will generate more than 25% of their revenue from mining or processing thermal coal, (ii) are in the process of developing, or have plans to develop, any new coal mine, new coal plant or new coal infrastructure, and (iii) will have more than 25% of their oil reserves in tar sands and/or will generate more than 25% of their revenue from the shipment of tar sands oil (available at www.hanover.com – under “Why The Hanover – ESG Overview –Responsible investment policy”); and

•

an investor ESG presentation provided to serve as support and reference in ESG discussions with investors and provide a resource to all shareholders (available at www.hanover.com – under “Investors – Events & Presentations –ESG Presentation”).

We invite you to learn more about our commitment to be an involved corporate citizen and a responsible steward of the resources entrusted to us by visiting the Company’s Corporate Responsibility website, www.hanover.com – under “Why The Hanover – ESG Overview.” Information on our website is not part of or incorporated into this Proxy Statement.

THE HANOVER INSURANCE GROUP   2021 PROXY STATEMENT     21

ITEM I

ELECTION OF DIRECTORS

The Board currently has thirteen members and consists of three classes whose terms end in successive years. There are five nominees for election to the Board this year. Ms. Taggart is being nominated to serve for a two-year term expiring in 2023 to coincide with her mandatory retirement under our director retirement policy. Mses. Egan and Lane, and Messrs. Bradicich and Condrin are each being nominated to serve for a three-year term expiring in 2024. Ms. Lane, whose current term otherwise expires in 2023, is being nominated for a three-year term in order to maintain appropriate balance in the size of each of our director classes.

Mr. Condron has reached mandatory retirement age under the Company's director retirement policy and, in accordance with the policy, will retire from the Board at the Annual Meeting. The Board has voted to reduce the size of the Board to twelve, effective immediately following the Annual Meeting and the retirement of Mr. Condron.

Directors serve until the expiration of their stated term and until their successor has been duly elected and qualified or until their earlier death, resignation, removal or disqualification.

All of the nominees have indicated their willingness to serve and, unless otherwise directed, it is intended that proxies received in response to this solicitation will be voted in favor of the election of each of the nominees.

The affirmative vote of a majority of the votes properly cast (in person or by proxy) is required to elect director nominees. For purposes of electing directors, a majority of the votes cast means that the number of shares voted “for” a director must exceed the number of votes cast “against” that director. Broker non-votes and abstentions, because they are not votes cast, are not counted for this proposal and will have no effect on the outcome.

If a nominee who is currently serving as a director is not re-elected at the Annual Meeting, then, under Delaware law, the director would continue to serve on the Board as a “holdover director.” However, under our by-laws, any director who is nominated but fails to be re-elected is required to promptly tender his or her resignation to the Board, effective at the end of his or her current term. The NCGC will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. In making their determinations, the NCGC and the Board may consider any factors deemed relevant. The Board will act on the NCGC’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of the election results. The director who tenders his or her resignation will not vote on the NCGC’s recommendation or the Board’s decision. Since Ms. Lane is a nominee whose current term does not otherwise expire at the upcoming Annual Meeting, were she not to be re-elected at the Annual Meeting, her tendered resignation would not be effective until the end of her current term in 2023.

In the event that any of the nominees should be unavailable to serve as a director, it is intended that the proxies will be voted for the election of such substitute nominees, if any, as shall be designated by the Board. The Board and Management have no reason to believe that any of the nominees will be unavailable to serve.

Information as to each nominee and as to directors continuing in office can be found under the section of this Proxy Statement entitled “Corporate Governance.”

The Board recommends a vote FOR each of the director nominees.

The Board recommends a vote FOR each of the director nominees.

THE HANOVER INSURANCE GROUP   2021 PROXY STATEMENT     22

ITEM II

ADVISORY APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION

Each year since our annual meeting in 2011, we have provided our shareholders with the opportunity to cast an advisory vote regarding the compensation of our named executive officers. At each meeting, our shareholders overwhelmingly approved the proposal, with more than 95% of the votes cast voting in favor of each proposal. As required by Section 14A of the Exchange Act, we are again seeking advisory shareholder approval of the compensation of our named executive officers, as disclosed in the section of this Proxy Statement entitled “Executive Compensation.” Shareholders are being asked to vote on the following advisory vote:

Voted:

To approve the compensation of the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure includes the Compensation Discussion and Analysis, the compensation tables, and any related disclosure).

A substantial percentage of our named executive officers’ compensation is directly tied to stock performance and the attainment of financial and other performance measures the Board believes promote long-term shareholder value and position us for long-term success. As described more fully in the Compensation Discussion and Analysis, the mix of fixed and performance-based compensation, the terms of our short- and long-term incentive compensation programs, and the weighting of variable compensation more heavily toward equity awards, are all designed to enable us to attract and retain top talent and align the interests of our executive officers with those of our shareholders, while balancing risk and reward. The Compensation and Human Capital Committee and the Board believe the design of the programs, and the compensation awarded to the named executive officers under the current programs, fulfills these objectives.

Shareholders are urged to read the Compensation Discussion and Analysis section beginning on page 26, which discusses in detail how our compensation programs support our compensation philosophy.

Although the vote is non-binding, the Board and the Compensation and Human Capital Committee will consider the voting results in connection with their ongoing evaluation of the Company’s compensation programs. We currently intend to hold advisory votes on executive compensation annually. Accordingly, we anticipate the next such vote will be held at the Company’s 2022 Annual Meeting of Shareholders.

The affirmative vote of a majority of the votes properly cast (in person or by proxy) is required for approval of this proposal. Abstentions and broker non-votes, because they are not votes cast, are not counted for this proposal and will have no effect on the outcome.

The Board recommends a vote FOR the approval of this proposal.

The Board recommends a vote FOR the approval of this proposal.

THE HANOVER INSURANCE GROUP   2021 PROXY STATEMENT     23

ITEM III

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent, external audit firm retained to audit the Company’s financial statements. The firm of PricewaterhouseCoopers LLP (“PwC”) has been appointed by the Audit Committee of the Board to serve as the Company’s independent, registered public accounting firm for 2021. PwC has been retained as the Company’s independent, external auditor since 1995 and, for a predecessor company, beginning in 1991. Representatives of PwC will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from shareholders.

In order to assure continuing auditor independence, the Audit Committee periodically considers whether the Company should change its independent, external audit firm. Additionally, in conjunction with the mandated rotation of PwC’s lead engagement partner, the Audit Committee and its Chair are directly involved in the selection of PwC’s new lead engagement partner.

The members of the Audit Committee and the Board believe the continued retention of PwC to serve as the Company’s independent external auditor is in the best interests of the Company and its investors. For a discussion of the factors that the Audit Committee considered in retaining PwC for 2021, see the “Audit Committee” section beginning on page 14. The Board is submitting the appointment of PwC as the Company’s independent, registered public accounting firm for 2021 to the shareholders for their ratification. The Audit Committee bears the ultimate responsibility for selecting the firm and will make the selection it deems best for the Company and its shareholders. Should the shareholders fail to ratify the appointment of PwC, the Audit Committee will reconsider the appointment and may retain PwC or another accounting firm without resubmitting the matter to shareholders. Similarly, ratification of the selection of PwC as the independent, registered public accounting firm does not limit the Audit Committee’s ability to change this selection in the future.

The affirmative vote of a majority of the votes properly cast (in person or by proxy) is required for approval of this proposal. Abstentions, because they are not votes cast, are not counted for this proposal and will have no effect on the outcome.

The Board recommends a vote FOR the approval of this proposal.

The Board recommends a vote FOR the approval of this proposal.

Fees Incurred from PricewaterhouseCoopers LLP

The table below shows the fees paid or accrued for the audit and other services provided by PwC for 2020 and 2019.

	2020	2019

Audit Fees (1)	$2,813,066	$2,694,660
Audit-Related Fees (2)	311,361	134,428
Tax Fees (3)	—	150,044
All Other Fees (4)	5,400	5,400

(1)

Audit fees represent fees for professional services provided in connection with the audit of our financial statements, including the audit of the internal controls over financial reporting, the review of our quarterly financial statements, and audit services provided in connection with statutory or other regulatory filings.

(2)

Audit-related fees consisted primarily of attestation services, services provided in connection with reviews by state insurance departments, and other consulting services. Increase in audit-related fees in 2020 was primarily attributable to work on the Company’s $300 million senior unsecured debt offering.

(3)	Tax fees consisted of tax services and consulting related to legal entity restructuring undertaken by the Company in 2019.
(4)	Other services related to purchased software.

Fees and Pre-Approval Policy

The Audit Committee is responsible for overseeing and approving the audit fee negotiations associated with the Company’s retention of PwC. In addition, the Audit Committee is required to pre-approve all services performed by the independent auditor. At the beginning of each annual audit cycle, the Audit Committee pre-approves certain categories of audit, audit-related and other services, but such projects within these categories with fees expected to be $250,000 or greater must be specifically approved.

The Chair of the Audit Committee (or, in her absence, any other member of the Audit Committee) has the authority to pre-approve other audit-related and non-audit services to be performed by the independent auditors and associated fees, provided that such services are not otherwise prohibited and any decisions to pre-approve such services and fees are reported to the full Audit Committee at its next regular meeting. During 2020, the Audit Committee reviewed and pre-approved all services performed by the independent auditor, including non-audit services, in accordance with the policy set forth above. The Audit Committee reviews and considers aggregate fees and other factors for all audit-related and non-audit services compared to the overall audit fee in assessing the independence of PwC.

THE HANOVER INSURANCE GROUP   2021 PROXY STATEMENT     24

Audit Committee Report

Review of Audited Financial Statements with Management

The Audit Committee reviewed and discussed with management the audited financial statements of the Company.

Review of Financial Statements and Other Matters with Independent Auditors

An integral part of the audit process is to ensure that the Audit Committee receives information regarding the scope and results of the audit. Various communication requirements pertaining to the conduct of an audit exist to enhance the information flow and to assist the Audit Committee in discharging its oversight responsibility. In this regard, the Audit Committee discussed with the Company’s independent, registered public accounting firm, PricewaterhouseCoopers LLP, the matters required to be discussed by Auditing Standards No. 16, Communication with Audit Committees, issued by the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee also received written disclosures and a letter from PricewaterhouseCoopers LLP regarding its communications with the Audit Committee concerning independence from the Company, pursuant to applicable requirements of the PCAOB, and has discussed with PricewaterhouseCoopers LLP its independence from the Company. The Audit Committee considered and determined that the provision of the non-audit professional services approved by the Audit Committee in 2020 is compatible with PricewaterhouseCoopers LLP’s maintaining its independence from the Company.

Responsibility and Oversight

Management is responsible for the Company’s financial statements, the overall reporting process and the system of internal control over financial reporting. PricewaterhouseCoopers LLP, as our independent, registered public accounting firm, is responsible for conducting annual audits and quarterly reviews of the Company’s financial statements and expressing an opinion as to the conformity, in all material respects, of the annual financial statements with generally accepted accounting principles in the United States and expressing an opinion on the effectiveness of our internal control over financial reporting as of the end of the fiscal year. In performing their oversight responsibility, the members of the Audit Committee rely, without independent verification of the information provided to them, on the representations made by management and PricewaterhouseCoopers LLP.

Recommendation that Financial Statements be Included in the Annual Report

Based on the reviews and discussions referred to above and relying thereon, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 for filing with the SEC.

Other Matters

The Audit Committee satisfied its responsibilities under its Charter for the year 2020. For additional information on the duties and responsibilities of the Audit Committee, see the sections of this Proxy Statement entitled “Related-Person Transactions” (page 12), “Board Committees – Audit Committee” (page 14), “Board’s Role in Risk Oversight” (page 19), and the Audit Committee charter, available on our website, www.hanover.com, under “Why The Hanover – Our Governance – Committee Charters – Audit Committee” or from our Corporate Secretary.

In accordance with the rules of the SEC, this report is not to be deemed “soliciting material,” or deemed to be “filed” with the SEC or subject to the SEC’s Regulation 14A, other than as provided in Item 407 of Regulation S-K, or to the liabilities of Section 18 of the Exchange Act, except to the extent the Company specifically requests that the information be treated as soliciting material or specifically incorporates it by reference in documents otherwise filed.

February 18, 2021

AUDIT COMMITTEE

Jane D. Carlin, Chair

Kevin J. Bradicich

Martin P. Hughes

Harriett “Tee” Taggart

The Audit Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Exchange Act, except to the extent that THG specifically incorporates this information by reference, and it shall not otherwise be deemed filed under such Acts.

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EXECUTIVE COMPENSATION

Note Regarding Non-GAAP Financial Measures - The discussion of our results in this CD&A includes a discussion of our operating income before interest expense and income taxes (“pre-tax operating income”), pre-tax operating income excluding catastrophes (“ex-cat operating income”) and operating return on equity. Each of these financial measures is a non-GAAP financial measure. Reconciliations to the most directly comparable GAAP measure and/or explanations of how we calculate these measures are contained in Appendix B to this Proxy Statement, which is incorporated herein by reference.

Compensation Discussion and Analysis (“CD&A”)

The Compensation and Human Capital Committee (the “C&HCC”), in consultation with the Board’s Committee of Independent Directors (the “CID”), is responsible for establishing and monitoring our executive compensation programs. More specifically, the C&HCC is responsible for approving the compensation for our executive officers, including those identified in the Summary Compensation Table on page 43 (our “named executive officers,” or “NEOs”), subject, in the case of our CEO, to approval by the CID. Although this discussion and analysis refers principally to compensation of our NEOs, the same general compensation principles and practices apply to all our executive officers.

Executive Summary and Overview

Fiscal 2020 Highlights

Our 2020 performance was strong, with significant contributions from virtually every component of our business. Highlights include:

•	Net Income – net income of $358.7 million;
•	Pre-Tax Operating Income – pre-tax operating income of $484.7 million, an increase of 6.9% from 2019;
•	Ex-Cat Operating Income – ex-cat operating income of $771.4 million, an increase of 23.8% from 2019;
•	Operating Return on Equity – 13.1% operating return on equity;
•

Proactive and Efficient Management of Capital – repurchased approximately 2.2 million shares of our Common Stock at a cost of approximately $212.8 million; issued $300 million of 2.5% senior unsecured debentures to allow us to redeem our 6.35% subordinated unsecured debentures, providing additional available capital while reducing overall interest expense;

•	Book Value Per Share – book value per share increased 15.8% from 2019;
•	Execution of Other Strategic Objectives – executed on several major strategic priorities, as discussed under “Short-Term Incentive Compensation” below;
•	Dividend Yield – increased our quarterly dividend by 7.7% to $0.70 per share, or $2.80 annualized, returning $99.5 million to our shareholders in the form of dividends;
•	TSR – total shareholder return of 23.89% (assuming reinvestment of dividends) for the three-year period ending on December 31, 2020;
•

No Material Changes to Executive Compensation Plans or Awards due to the Pandemic – other than adding certain COVID-19 related strategic business objectives to our short-term incentive compensation plan, we made no mid-year changes to any executive compensation programs or awards in response to the Pandemic or otherwise;

•

Company Recognition – for the fourth consecutive year earned both a perfect score on The Corporate Equality Index and was recognized as a best place to work for LGBTQ equality by the Human Rights Campaign Foundation; recognized by Women’s Forum of New York for actively advancing women on corporate boards; and named a best company for Women and a best company where CEOs support gender diversity by Fairygodboss; and

•

Company Pandemic Response – undertook initiatives to support our employees and local communities; actively engaged investors and shareholders virtually; launched a Customer Financial Relief Program; and provided greater technical and operational support to our partner agents.

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2020 Pay Decisions

During 2020, we maintained our commitment to “pay for performance,” and continued to emphasize variable compensation over fixed pay. To that end, during 2020:

Variable Compensation Opportunity - As described in "2020 NEO Pay Mix" below: NEO Variable Compensation = over 74% of total target compensation package Approx. 64% of variable compensation is long-term equity tied to stock performance Approx. 36% of variable compensation is cash tied to performance Short-Term Incentive Plan – As described in “Short-Term Incentive Compensation” below, strong underlying performance and achievement of strategic objectives resulted in a funding level at 140% of target PBRSU Payout – Three-year total shareholder return of 23.89% (assuming reinvestment of dividends) resulted in performance at the 88th percentile as compared to a pre-identified set of peers, and accordingly, our performance-based restricted stock units (“PBRSUs”) for the 2018-2020 period were earned at 150% of target (0%) Threshold (25%) Target (100%) Maximum (150%) Payout (150%)

Our compensation decisions reflect, in part, the strong support our shareholders have expressed by approving our “say on pay” proposals. In each year since we began holding an annual “say on pay” vote, more than 95% of the shares cast on these proposals have been voted in favor of our executive pay programs and practices.

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2020 NEO Pay Mix

The following charts represent the 2020 pay mix for John C. Roche, our President and CEO, and our other NEOs as a group, expressed as a percentage of total target compensation opportunity for the year.

CEO Target Compensation Average All Other NEO Target Compensation Annual Base Salary Short-Term Incentive Compensation Long-Term Incentive Compensation 19% 54% 27% 43% 30% 27% Variable Compensation 81% Variable Compensation 70%

Relationship Between Pay and Performance

One of the primary objectives in the design and implementation of our executive compensation programs is to ensure that a meaningful relationship exists between the compensation earned by our executives and the overall success of our organization. This objective, however, is also weighed against other important considerations, such as the importance of rewarding individual achievement, recognizing the longer-term value of achieving strategic and operating objectives, attracting and retaining key executives, maintaining stability in our organization, demonstrating leadership capabilities and promoting what we call our “CARE” values (Collaboration, Accountability, Respect, Empowerment), which includes supporting our inclusion and diversity objectives. To that end, when making compensation decisions, the C&HCC also considers events or circumstances that we have limited ability to manage, such as unusual weather-related losses and catastrophes, and other significant contributions and/or achievements of our executives. To achieve these objectives, we design our executive compensation programs to include what we believe is an appropriate mix of fixed versus variable compensation elements.

Over the past three years, variable compensation opportunities (long-and short-term incentive target awards) have comprised nearly three-quarters of our NEOs’ total target annual compensation opportunity, nearly two-thirds of which has been in the form of long-term equity awards tied to stock price performance. We believe tying such a large portion of our NEOs’ total target compensation opportunity to variable compensation, while providing competitive levels of base salary, strikes an appropriate balance between fixed compensation and compensation that may fluctuate based on company and individual performance, and has resulted in a meaningful relationship between both our short- and long-term performance and pay actually earned and realized by our NEOs.

To demonstrate the relationship between pay and performance, compensation consultants and proxy advisory firms have promoted the use of various “realized,” “realizable” or “earned” pay formula analyses. We believe such analyses are useful and may serve as valuable tools to measure the effectiveness of our compensation program design, but we recognize that no standard definition of “realized,” “realizable” or “earned” pay has emerged, and each variation utilized by consultants and proxy advisory firms has significant limitations. Accordingly, rather than devise and illustrate alternative formulaic measures, we believe an examination of variable compensation earnings over the past three years sufficiently demonstrates the connection between our overall performance and the amounts earned by our NEOs.

By most measures, we have demonstrated very strong performance over the past three years. During this period, our stock price appreciated 8.2%, our ordinary annual dividends paid per share increased 19.4% ($2.22 per share in 2018 to $2.65 per share in 2020), and we returned approximately $1.4 billion to shareholders in the form of stock buy-backs and dividend payments. Moreover, we continued to diversify our business across product lines and geographies and grew net written premium for our domestic operations by over 11.9%. In addition to our financial achievements, during the period we executed on many key strategic priorities, including:  the sale of our Lloyd’s of London business, the Chaucer group, and related capital deployment actions; increased investments in technology with an emphasis on modernizing our platforms and advancing innovation and digitization initiatives; continued progress on inclusion and diversity, cultural and human capital development; and we successfully responded

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and continue to adapt to the challenges presented by COVID-19 and the subsequent global pandemic (the “Pandemic”). We believe our executive compensation programs over this period appropriately rewarded our executives for the value generated for our shareholders.

Short-Term Incentive Compensation Awards

Year	Performance Measure Targets	Actual Results/ Percent of Target	Payout Relative to Target Award

2018	Pre-Tax Operating Income - $425M - $459M Ex-Cat Operating Income - $619M - $653M Pre-Established Strategic Priorities	$406.5M - 95% $625.7M - 100% Achieved	100%
2019	Pre-Tax Operating Income - $449M Ex-Cat Operating Income - $652M Pre-Established Strategic Priorities	$453.6M - 103% $622.9M - 93% Achieved	110%
2020*	Pre-Tax Operating Income - $416M Ex-Cat Operating Income - $630M Pre-Established Strategic Priorities	$484.7M - 150% $771.4M - 200% Achieved	140%

*	For a discussion of how performance measure targets were determined for 2020, please see “The funding level achieved under the STIP.” on page 33.

Long-Term Incentive Compensation: PBRSUs with Performance Periods Ending in 2018, 2019 and 2020*

Year Ended	Target (100%)	3-Year Total Shareholder Return	Relative Total Shareholder Return	Payout

2018	Three-Year Relative Total Shareholder Return at the 50th Percentile	43.55%	58th Percentile	115%
2019		69.75%	88th Percentile	150%
2020		23.89%	88th Percentile	150%

*	Table does not reflect off-cycle awards made in connection with Mr. Farber’s hiring in 2016 or Mr. Salvatore’s hiring in 2017.

Long-Term Compensation: Options Granted in 2018, 2019 and 2020

		FY End 2018		FY End 2019		FY End 2020
Year of Option Award	Option Exercise Price*	THG Closing Price	Intrinsic Value† per Option	THG Closing Price	Intrinsic Value† per Option	THG Closing Price	Intrinsic Value† per Option

2018	$104.11	$116.77	$12.66	$136.67	$32.56	$116.92	$12.81
2019	$117.22	N/A		$136.67	$19.45	$116.92	—
2020	$118.54	N/A				$116.92	—

*	Adjusted, as applicable, to reflect the payment of special dividends during 2019.
†	Intrinsic Value is calculated as the difference between the applicable THG Closing Price and the Option Exercise Price.

Other Significant Compensation Practices

✓

Equity Awards – our long-term awards for executive officers have historically been granted exclusively in the form of equity-based awards, ensuring the value of such awards at exercise or settlement is tied to our stock price and aligned with shareholder interests;

✓

Vesting – our long-term equity incentives, including performance-based incentives, generally vest over a period of three years to ensure that our executives maintain a longer-term view of shareholder value creation and to encourage retention;

✓

Maximum Payout Caps – our variable short- and long-term incentive plans are capped at a maximum payout level, and the C&HCC retains discretion to reduce or eliminate payments to executive officers under the annual short-term incentive compensation program;

✓

Clawback Policy – we maintain a clawback policy that requires NEOs, in certain circumstances, to return cash and equity incentive compensation payments if our financial statements are restated as a result of their wrongdoing. Additionally,

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the terms of our equity award agreements subject the executive to the potential return of the value received upon vesting or exercise of such awards in the event the executive breaches certain non-solicitation, non-interference or confidentiality provisions or otherwise violates our Code of Conduct;

✓	Limited Perquisites – we provide limited perquisites to our executives;
✓

Prohibition on Pledging/Hedging – pursuant to our insider trading policy, executives and directors are prohibited from pledging any of their THG securities, and all officers, directors and employees are prohibited from hedging their exposure to ownership of, or interests in, our securities;

✓

Stock Ownership Guidelines – we require all of our executive officers (and certain other senior officers) to maintain substantial levels of ownership of our stock to ensure that their interests are effectively aligned with those of our shareholders (see “Stock Ownership Guidelines for Named Executive Officers and Directors” on page 4);

✓	Contractual Protections for the Company – every executive is subject to non-solicitation, non-interference and confidentiality agreements that extend one year or more beyond termination of employment;
✓	No Re-pricing of Stock Option Grants – we have never re-priced stock option grants;
✓	No Tax Gross-Ups – none of our executive officers are entitled to receive a “280G tax gross-up” payment under our Employment Continuity Plan (the change in control or “CIC Plan”); and
✓

“Double Trigger” for Change in Control Benefits – our CIC Plan and, with a limited exception for “retirement-eligible employees,” our long-term incentive award agreements, each contain “double trigger” provisions that require an involuntary or constructive termination of employment in connection with a change in control as a condition to receiving any change in control benefits.

In summary, our performance and, with respect to long-term incentive awards, our stock price, have a significant impact on our NEO compensation. The C&HCC continues to grant target compensation at levels that it believes are appropriate under current circumstances, but actual compensation is, and is expected to continue to be, highly dependent on our financial performance and stock price appreciation.

Executive Compensation Policy and Objectives

The overall objectives of our executive compensation programs are to:

•	attract and retain qualified, high-performing individuals who will contribute to our continued success;
•	tie a significant portion of compensation to overall financial and business objectives, balancing risk and reward;
•	incentivize executives to manage and invest in the long-term, sustained success of the Company;
•	encourage our executives to promote our “CARE” values, including our commitments to inclusion and diversity and human capital development; and
•	align the interests of our executives with those of our shareholders.

Each component of compensation is intended to achieve particular objectives, and the entire compensation package is designed to align with our business strategy and be reasonably competitive in the marketplace. Although we do not have a policy for a fixed allocation between either cash and non-cash or short-term and long-term incentive compensation, we design our NEO compensation packages with greater emphasis on variable compensation tied to performance rather than base salary, and a significant portion of total target compensation is in the form of long-term, equity-based awards, which are subject to substantial vesting requirements and the value of which are dependent on our stock performance. This approach is intended to balance short- and long-term performance goals and promote shareholder value.

Setting Executive Compensation

Use of Compensation Consultants and Comparative Data

In evaluating our executive compensation programs, the C&HCC is advised by its independent compensation consultant, F.W. Cook, as discussed in the “Board Committees-Compensation and Human Capital Committee” section beginning on page 15. F.W. Cook provides information as to compensation levels for comparable positions at other companies that compete with us for executive talent. For 2020, this data was prepared based upon the publicly disclosed proxy statements of the group of property and casualty insurance companies listed below (the “Comparative Proxy Data” and such companies, the “Comparative Proxy Data Companies”) and market pay data collected from the Mercer U.S. Property & Casualty Insurance Company Survey (size-adjusted data collected from 54 property and casualty insurance companies) (the “Comparative Market Data”). The Comparative Proxy Data Companies were determined by the C&HCC based upon the recommendation of F.W. Cook due to their relative size, comparable business mix and overlap with peer groups established by certain proxy advisory firms. Based on the C&HCC’s evaluation and F.W. Cook’s recommendations, no changes were made to the list of Comparative Proxy Data Companies for 2020.

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Comparative Proxy Data Companies

• Alleghany Corporation	• Mercury General Corporation
• American Financial Group, Inc.	• Old Republic International Corporation
• Axis Capital Holdings Limited	• Selective Insurance Group, Inc.
• Cincinnati Financial Corporation	• State Auto Financial Corporation
• CNA Financial Corporation	• The Hartford Financial Services Group, Inc.
• Kemper Corporation	• W.R. Berkley Corporation
• Markel Corporation

The C&HCC reviews the Comparative Proxy Data and the Comparative Market Data, including information on base salary levels, target and actual total cash levels, long-term incentive opportunities and target and actual total compensation levels, as well as comparative financial metrics, such as direct premiums written, market capitalization, and net income. While the C&HCC believes the Comparative Proxy Data and the Comparative Market Data are useful, such data is intended solely as one of several reference points to assist the C&HCC in its compensation discussions and deliberations. Accordingly, rather than relying on or setting benchmarks for our executive compensation solely against such data, the C&HCC instead relies on the general knowledge, experience and judgment of its members, both with regard to competitive compensation levels and the relative success that we have achieved in recruiting and retaining personnel.

Role of Executive Officers in Compensation Decisions and CEO Performance Review

C&HCC meetings are regularly attended by our CEO, General Counsel and Chief Human Resources Officer, as well as a representative of F.W. Cook. Each individual generally participates in these meetings and provides counsel and advice at the C&HCC’s request. Other independent directors and members of management also attend meetings from time to time. In addition, the C&HCC regularly meets in executive session without members of management present. An executive is not permitted to be present while the C&HCC conducts its deliberations on that executive’s compensation.

Following a process that was established by the Nominating and Corporate Governance Committee (the “NCGC”) and the Board, our independent Chair of the Board leads an annual performance review of the CEO. This review includes discussions with directors and officers, and a review of the CEO’s self-assessment and of our financial and operational performance. The C&HCC annually considers the CEO’s performance and other relevant external factors and makes a recommendation to the CID for the CEO’s annual compensation. The C&HCC’s recommendation and the results of the performance evaluation are then reviewed and discussed by the CID. Results of this review process help form the basis for establishing the CEO’s annual compensation package. The CID has final authority to approve the compensation of our CEO.

For compensation decisions regarding NEOs (other than the CEO), the C&HCC primarily considers the recommendations of our CEO, its own observations regarding each executive, as well as information provided by F.W. Cook.

Principal Components of Executive Compensation

Base Salary paid bi-weekly throughout 2020 Short-Term Incentive – based on 2020 Company and individual performance. Lump sum paid in March 2021. Long-Term Incentive – Time-Based and Performance-Based Restricted Stock Units. Cliff vest in 2023 Long-Term Incentive – Non-Qualified Stock Options. 1/3 of the award vests on the first three anniversaries of grant 2020 2021 2022 2023 Options have a 10-year term (2030)

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I. Annual Base Salary

Annual base salary is designed to provide a fixed level of compensation to our NEOs depending on their roles, skills, qualifications and competitive pay levels (based upon the Comparative Proxy Data and Comparative Market Data), as well as to attract and retain employees. Base salary, however, is only one of several different components of an executive’s total compensation package and makes up a significantly smaller portion of total target compensation than the combined short- and long-term incentive opportunities described below.

2020 Base Salary Rate

NEO	2020 Base Salary Rate ($)	% Change*

John C. Roche	1,000,000	5.3
President and CEO
Jeffrey M. Farber	700,000	2.2
EVP and CFO
Richard W. Lavey	550,000	4.8
EVP and President, Hanover Agency Markets
Bryan J. Salvatore	540,000	3.8
EVP and President, Specialty
Dennis F. Kerrigan	510,000	—
EVP and General Counsel

*Percentage change measured against base salary rate in effect as of the end of 2019.  Adjustments effective March 2020.

With respect to Messrs. Roche, Farber, Lavey and Salvatore, their annual base salary adjustments were each deemed warranted by the C&HCC in light of the NEO’s expertise, experience and breadth of responsibilities, and after a review of Comparative Proxy Data and Comparative Market Data. Mr. Kerrigan’s base salary for 2020 was agreed upon as a condition to Mr. Kerrigan joining the Company in early January.

II.Short-Term Incentive Compensation

Our short-term incentive compensation program is an annual performance-based bonus program that provides cash compensation opportunities for our NEOs. Opportunities are targeted at a percentage of annual base salary, depending on each participant’s role, competitive pay levels (based upon the Comparative Proxy Data and Comparative Market Data) and overall pay package. Actual payouts under the program’s terms could range from 0% to approximately 195% of the target award based upon Company and individual performance, as discussed below.

Specifically, this program is designed to motivate and reward:

•	achievement of annual targeted financial goals;
•	overall contribution to the Company;
•	achievement of annual operating business goals and strategic priorities that are linked to overall corporate financial results and other business priorities; and
•	demonstration of core leadership competencies and “CARE” values.

2020 Short-Term Incentive Compensation Target Awards

NEO	Target Award as a % of Base Salary Rate

John C. Roche	150%
Jeffrey M. Farber	110%
Richard W. Lavey	90%
Bryan J. Salvatore	90%
Dennis F. Kerrigan	75%

In 2020, the target award was increased for (i) Mr. Roche from 130% to 150% of base salary, (ii) Mr. Farber from 100% to 110% of base salary, and (ii) Messrs. Lavey and Salvatore from 80% to 90% of base salary. These increases were made in recognition of each NEO’s increased expertise, experience and the breadth of their respective responsibilities, and after a review of Comparative Proxy Data and Comparative Market Data. Mr. Kerrigan’s target award for 2020 was agreed upon as a condition to Mr. Kerrigan joining the Company in early January.

The C&HCC retains discretion to determine the individual bonus amount to be paid to each NEO. In determining the individual awards for our NEOs, for 2020, the C&HCC primarily considered (1) the funding level achieved under our 2020 Short-Term Incentive Compensation Program (the “STIP”) and (2) each NEO’s individual performance, each consideration is further described below.

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The funding level achieved under the STIP. The STIP is a performance-based bonus program that provides incentive cash compensation opportunities to approximately one-half of our workforce, including our NEOs and each of our executive officers. For 2020, potential funding under the STIP ranged from 0% to a maximum of approximately 195% of target based on the following three pre-established performance metrics: (i) as-reported pre-tax operating income (20% weighting); (ii) ex-cat operating income (35% weighting); and (iii) the strategic objectives discussed below (45% weighting). The C&HCC chose this combination of performance metrics because they are the primary measures by which the Board evaluates our financial and operating performance. Achievement of these performance metrics is expected to enhance our stock value and shareholder returns in both the short- and long-term. While the mix of metrics and basic overall design of the program remained unchanged for 2020, the C&HCC made the following pre-established adjustments to the program:

•	modified the weighting of the three metrics to enhance focus on the achievement of our strategic business objectives; and
•	modestly reduced the level of pre-tax operating and ex-cat operating income required to achieve “target” funding levels.

These pre-established modifications to the STIP for 2020 were implemented to:

•	better align overall plan funding to the Company’s relative performance within the industry; and
•

place additional emphasis on performance factors within management’s near-term control, including achievement of key near-term strategic priorities that we believe will enhance our long-term success and sustainability.

Actual funding is not intended to be formulaically obtained by strict application of these items, and the C&HCC retains the discretion to increase or decrease the funding pool and individual awards based upon factors it deems appropriate and in the best interests of the Company. Set forth below are the pre-tax operating income and ex-cat operating income levels required to obtain threshold, target and maximum funding levels for the plan:

Funding Level	Pre-Tax Operating Income (in millions)	Ex-Cat Operating Income (in millions)

Threshold (25% and 50% funding, respectively)	$166	$441
Target (100% funding)	$416	$630
Maximum (175% and 200% funding, respectively)	$520	$756

The minimum level of pre-tax operating income and ex-cat operating income required to achieve target funding levels was decreased by $33 million (7.3%) and $22 million (3.4%), respectively, below 2019 targets. Targets established for 2020 were set at levels reflecting the Company’s anticipated earnings power and planned strategic investments, as well as our desire to set goals that represent a legitimate and meaningful challenge to the organization and to better reward employees when our financial performance compares favorably to that of our peers in the industry.

During 2020, pre-tax operating income was $484.7 million and ex-cat operating income was $771.4 million. Accordingly, under the formula set forth in the STIP, these two funding components of the program were achieved at 150% and 200% of target, respectively.

In addition to the financial metrics discussed above, for 2020, the following strategic objectives were considered:

Strategic Objective	Measure of Achievement

Quality of Earnings

•       earnings achieved at above plan, despite higher than forecast catastrophe losses and lower net investment income

•       proactively managed capital, refinancing debt at a significantly lower cost and executing effective share repurchases

Profitable Growth

•       despite economic pressures associated with the Pandemic, including the issuance of Pandemic-related premium returns, achieved modest increase in net premium written

•       continued rigor associated with improving a balanced and well-diversified underwriting portfolio

•       continued progress appointing new, high-quality agents, particularly in underpenetrated geographies

Relative Performance	• achieved top quartile (13.1%) operating return on equity • catastrophe experience more benign than industry experience
Organization Effectiveness

•       implemented new commissions system

•       upgraded general ledger system

•       continued buildout of Commercial Lines underwriting system

•       upgraded billing platform

•       launched a series of predictive tools to support large claim identification and fraud identification

•       enhanced predictive analytics solutions

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Strategic Objective	Measure of Achievement

Organization of the Future

•       hired innovation leader for Personal Lines and Claims while continuing to engage our enterprise in our “Every Day” innovation theme

•       launched new online learning platform

•       launched several initiatives aimed at accelerating leadership succession candidates

•       made notable progress on our inclusion and diversity initiatives, including:

-       releasing our inaugural inclusion and diversity report;

-       diversifying our recruitment and hiring practices by training talent acquisition to become Certified Diversity Recruiters;

-       introducing the Hanover CAREs matching gift program to encourage employee support of charitable organizations that seek to eradicate racial injustice; and

-       partnering with a third-party consultant to deliver a series of facilitated conversations for employees focused on race and equity challenges in society

Priorities in Response to COVID-19*

•       amplified CARE culture to support employees and local communities; Company initiatives included:

-       seamless and successful transition of over 85% of our employees to a remote work environment;

-       enhanced leadership communication and engagement channels;

-       enhanced time-off policies to ensure continued workforce flexibility;

-       conducted all-employee survey to measure employee connectedness and belonging in a remote workplace; and

-       donated more than $500,000 to local community non-profits to provide Pandemic-related assistance and made a $5 million donation to our charitable foundation

•       actively engaged investors and shareholders through virtual roadshows and a virtual annual meeting of shareholders

•       launched our Customer Financial Relief Program, which included;

-       premium returns for all eligible personal auto customers;

-       flexible bill payment options for customers in need; and

-       expanded personal auto and homeowners’ terms to cover delivery of essential goods, living and rental expenses resulting from repair delays

•       provided greater technical and operational supports to our partner agents

*

This strategic business objective was added mid-year in response to the challenges presented by the Pandemic.  No other mid-year changes were made to the short-term incentive program, or any other executive compensation program or award as a result of the Pandemic or otherwise.

After reviewing the Company’s overall financial performance during 2020 (measured in part by our pre-tax and ex-cat operating income results), the significant progress achieved with respect to the strategic objectives described above, and other factors, such as the level of difficulty associated with achieving these pre-set goals and our strong performance relative to the industry, the C&HCC determined to fund the STIP at 140% of target. While a strict formulaic approach would have produced significant additional funding for the program, the C&HCC took into consideration the unique circumstances of the Pandemic (balancing both its negative and positive financial impacts) and the program’s overall affordability and reasonableness in the current environment.  This funding level was the primary reference point for determining individual NEO awards because the C&HCC intends that the percentage of target paid to NEOs be comparable, generally, to the percentage funded to all participants under the STIP.

NEO individual performance. Another important factor in determining the level of payment to our NEOs is the C&HCC’s evaluation of each NEO’s overall performance within his area of responsibility. Set forth below are various contributions and accomplishments considered by the C&HCC in its evaluation of the overall individual performance of our NEOs.

John C. Roche

•	Financial metrics, including net income of $358.7; pre-tax operating income of $484.7; and operating return on equity of 13.1%;
•	Successfully managed challenges and opportunities associated with a nearly fully remote workforce during the Pandemic;
•	Amplified the CARE culture and modernized practices to support the needs of and commitments to all key stakeholders, including investors, partner agents, customers, employees and communities;
•	Made meaningful progress in I&D and cultural initiatives, including advancing enterprise support and continued external recognition of company culture and practices; and
•	Modernized platforms and made continued investments in innovation and digitization.

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Jeffrey M. Farber

•	Led effective corporate finance, investment, actuarial, risk management, corporate development and financial reporting group;
•	Led capital management actions including share repurchases and debt refinancing transactions;
•	Strategically managed the portfolio to mitigate risk and thoughtfully allocate capital to various business initiatives;
•	Drove productivity through the enhancement of expense and business investment discipline; and
•	Enhanced leading insights through data and analytics to improve financial outcomes and strengthened relationships and messaging with key external stakeholders.

Richard W. Lavey

•	Led Personal Lines and Core Commercial businesses, resulting in improved combined ratio and strong earnings for the portfolio;
•	Led initiative to develop structure, framework and content around key areas of transformation;
•	Led initiative to successfully respond to Michigan personal injury protection (PIP) reform; and
•	Adopted alternative approaches to maintain and enhance strong partner agent relationships, communications and support.

Bryan J. Salvatore

•	Led Specialty Lines, resulting in improved combined ratio and strong targeted growth for the portfolio;
•	Led initiatives to profitably expand new business development in the areas of financial institutions, cyber and retail excess and surplus; and
•	Improved distribution management and field coordination efforts.

Dennis F. Kerrigan

•	Successfully transitioned to role of General Counsel, managing the Company’s legal and compliance organizations within internal expense metrics;
•	Enhanced and strengthened the talent and diversity of the Company’s Office of the General Counsel through strategic hiring, promotions and organizational redesign;
•

Provided advice and counsel on the Company’s Pandemic-related response efforts, including legal, regulatory, sourcing (e.g., contractual relationships), human resources, litigation and disclosure matters; and

•	Advised the Board and management with respect to corporate governance matters.

The 2020 STIP awards were as follows:

NEO	Award ($)

John C. Roche	2,100,000
Jeffrey M. Farber	1,078,000
Richard W. Lavey	693,000
Bryan J. Salvatore	680,400
Dennis F. Kerrigan	535,500

III.Long-Term Incentive Compensation

Our long-term incentives are designed to:

•	encourage management to achieve long- and short-term goals, invest in our future and sustained success, and avoid short-term excessive risk taking;
•	align management’s financial incentives with our stock price and the longer-term financial interests of shareholders; and
•	recruit and retain key leaders.

Factors considered in determining our NEOs’ award opportunities under the long-term program include:

•	the importance of the NEO’s responsibilities within the organization;
•	the expected contributions of each NEO to our long-term performance;
•	the expense attributable to the award;
•	recruitment and retention considerations;
•	awards made to other executive officers;
•	competitive pay data;
•	the value of prior compensatory awards;
•	historical compensation; and
•	the projected value of prior grants and existing vesting schedules.

As a condition to each long-term incentive compensation award, each participant must agree to non-solicitation, non-interference and confidentiality provisions in our favor.

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2020 Long-Term Awards

The 2020 long-term awards for our NEOs were comprised of a combination of (i) performance-based (return on equity) restricted stock units (“ROE PBRSUs”); (ii) performance-based (relative total shareholder return) restricted stock units (“RTSR PBRSUs”); (iii) time-based restricted stock units (“TBRSUs”); and (iv) stock options.  Each component represented approximately 25% of the total value of the award based upon its grant date fair value. The mix of awards for our NEOs was intended to provide a balanced portfolio of equity awards and was chosen to tie the value able to be realized with respect to an award to long-term stock appreciation, while encouraging retention and, in some cases, the achievement of absolute or relative performance goals. Long-term awards serve to align management’s financial incentives with longer-term, sustained growth in our stock price, and are subject to multi-year vesting periods to encourage both retention and a longer-term stake in the well-being and prosperity of all of our stakeholders.

In 2020, the grant date fair value of the awards for Messrs. Roche, Farber, Lavey and Salvatore were increased to recognize their increased experience and significance to the long-term success of the Company and to reflect competitive pay levels after a review of Comparative Proxy Data and Comparative Market Data. Mr. Kerrigan’s target long-term incentive award for 2020 was agreed upon as a condition to Mr. Kerrigan joining the Company in early January.

2020 Long-Term Awards (Number of Shares Underlying Awards)*

NEO	ROE PBRSUs (target)	RTSR PBRSUs (target)	TBRSUs	Stock Options

John C. Roche	6,326	6,934	6,326	51,934
Jeffrey M. Farber	3,268	3,582	3,268	26,832
Richard W. Lavey	1,476	1,618	1,476	12,118
Bryan J. Salvatore	1,265	1,386	1,265	10,386
Dennis F. Kerrigan	1,054	1,155	1,054	8,655

*	Reflects initial issuance of restricted stock units and is not adjusted for subsequent accrual of dividend equivalents under the terms of these awards (see “Dividend Equivalents” below).

Description of RTSR PBRSUs

The RTSR PBRSUs:

•

are earned only to the extent that our three-year (2020-2022) total shareholder return as compared to the companies that comprise the PBRSU Comparison Group set forth below (“Relative Total Shareholder Return” or “RTSR”) places our performance above a certain percentile;

•	may be earned between 0% and 150% of the target award, based upon the level of RTSR achieved; and
•

are subject to a three-year time-based “cliff” vesting requirement (assuming achievement of performance goals, and continued employment through the vesting date, the RTSR PBRSUs vest on the third anniversary of the grant date).

The table below sets forth the level of RTSR required to achieve various payouts under the program:

RTSR	Percentage of Target Award Achieved†

≥75.0th %tile	150%
62.5th %tile	125%
50.0th %tile	100%
37.5th %tile	75%
25.0th %tile	50%
<25.0th %tile	0%

†

In the event that our total shareholder return is negative for the three-year period, payout is capped at 100% of the target award even if our RTSR is above the 50th percentile. If RTSR falls below the 25th percentile, but our total shareholder return exceeds our three-year compounded dividend yield during the period, payout will equal 25% of target.

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RTSR PBRSU Comparison Group

• American Financial Group, Inc.	• Old Republic International Corporation
• American International Group Inc.	• ProAssurance Corporation
• Argo Group International Holdings Ltd.	• Prosight Global, Inc.
• Axis Capital Holdings Limited	• RLI Corp.
• Chubb Limited	• Safety Insurance Group, Inc.
• Cincinnati Financial Corporation	• Selective Insurance Group, Inc.
• CNA Financial Corporation	• State Auto Financial Corporation
• Donegal Group Inc.	• The Allstate Corporation
• Horace Mann Educators Corporation	• The Hartford Financial Services Group, Inc.
• James River Group Holdings, Ltd.	• The Travelers Companies, Inc.
• Kemper Corporation	• United Fire Group Inc.
• Markel Corporation	• W.R. Berkley Corporation
• Mercury General Corporation

We chose the 25 companies listed above because we believe these companies are most representative of the companies against which we compete for business. This list is the same as the one used for the 2019 RTSR PBRSUs, except (i) Employers Holdings, Inc. and The Progressive Corporation were removed because of their relative size and their business mix; (ii) The Navigators Group, Inc. and EMC Insurance Group Inc. were removed due to the fact they were acquired; and (iii) Axis Capital Holdings Limited, James River Group Holdings, Ltd. and Prosight Global, Inc. were added because of their comparable size and their business mix. Although most of the companies that comprise our Comparative Proxy Data Companies are also included in this list, the Comparative Proxy Data Companies were specifically chosen because they are representative of the public companies against which we compete for executive talent.

The C&HCC chose RTSR as the performance metric with respect to PBRSUs to further align our NEOs’ interests with those of our shareholders, to encourage a focus on long-term share price performance and to include a metric that explicitly measures our performance against other public companies in our industry.

Description of ROE PBRSUs

The ROE PBRSUs:

•	are earned only to the extent targeted levels of three-year (2020-2022) average operating ROE (“Operating ROE”) are achieved;
•	may be earned between 0% and 150% of the target award, based upon average Operating ROE achieved; and
•

are subject to a three-year time-based “cliff” vesting requirement (assuming achievement of performance goals, and continued employment through the vesting date, the ROE PBRSUs vest on the third anniversary of the grant date).

The table below sets forth the level of average Operating ROE required to achieve various payouts under the program:

Average Operating ROE (2020-2022) (%)	Percentage of Target Award Achieved

≥13.0	150.0
12.5	140.0
12.0	130.0
11.5	120.0
11.0	110.0
10.6	101.0
9.5 – 10.5	100.0
9.0	92.9
8.5	85.7
8.0	78.6
7.5	71.4
7.0	64.3
6.5	57.1
6.0	50.0
<6.0	0.0

Average Operating ROE is calculated by adding the annual Operating ROE for each year of the performance period and dividing the resulting sum by three. Subject to certain adjustments set forth below, annual Operating ROE is calculated by dividing our annual operating income (post-tax and including interest on debt) by our average shareholders’ equity (excluding accumulated other comprehensive income) during the year. For purposes of the foregoing calculations, annual operating income excludes:

THE HANOVER INSURANCE GROUP   2021 PROXY STATEMENT     37

•

catastrophe losses (net of reinsurance) in excess of 6.0% of net earned premium; provided, however, during each year of the performance period operating income shall include catastrophe losses (net of reinsurance) of no less than 3.0% of net earned premium;

•

impact of reserve development (favorable or unfavorable) attributable to (i) certain discontinued legacy reinsurance pools business, (ii) accident years ten or more years prior to the year recorded, or (iii) the disposal of an insurance portfolio through either sale or reinsurance of prior accident year reserves;

•	expenses or liabilities associated with corporate lawsuits arising from actions, events or omissions that occurred more than 10 years prior to the year recorded; and
•	the impact of federal income tax changes from the current statutory rate of 21%.

The foregoing adjustments are designed to mitigate the impact (positive or negative) to operating income, net of interest expense and income taxes (i) related to catastrophe losses significantly in excess of or below planned levels, and (ii) of events and strategic decisions that generally occurred prior to the tenure of our current executive leadership team.

While the level of ROE required for threshold and maximum payout remained unchanged, for 2020 the level of ROE required to achieve target payout was modestly increased. This adjustment was made, in large part, due to our historic and projected performance.

The C&HCC chose the Operating ROE metric because it believes it is an appropriate measure for evaluating operating performance and is consistent with our strategic goals and philosophy. Accordingly, the C&HCC believes the achievement of the Operating ROE targets should increase shareholder return.

Description of TBRSUs

The TBRSUs will vest on the third anniversary of the grant date and convert into an equivalent number of shares of Common Stock, in each case, subject to the executive remaining employed by the Company through the applicable vesting date. The principal purpose of the awards is to encourage executive retention.

Dividend Equivalents

To the extent a cash dividend is paid with respect to our outstanding Common Stock prior to the vesting date for the applicable award, holders of PBRSUs and TBRSUs accrue dividend equivalents in the form of additional PBRSUs or TBRSUs, as applicable. Such additional accrued restricted stock units vest only to the extent the underlying award vests in accordance with its terms.

Description of Stock Options

The exercise price for all stock option awards is the fair market value at closing on the NYSE on the date of grant. Each stock option has a ten-year term and, provided the NEO remains employed by us through the applicable vesting dates, vests as to one-third of the underlying shares on each of the first three anniversaries of the grant date. Stock options directly align a portion of total compensation with our stock performance since they become valuable only if and to the extent the NEO vests in the award and our share price increases over the period of time measured from the date of grant. Additionally, because stock options do not fully vest for three years, they encourage executive retention.

Prior Plan Year Long-Term Award Pay-Outs

During 2020, the PBRSUs granted in 2017 (earned at 150% of target), and one-third of the stock options granted in each of 2017, 2018, and 2019 (with the exception of Mr. Salvatore’s award that was granted in connection with his hiring that provided for a two-year cliff vesting), vested. In addition, the final third of Mr. Roche’s TBRSUs granted in 2017 vested. For additional information regarding vesting of awards in 2020, please see “Option Exercises and Stock Vested in 2020” on page 49.

In the first quarter of 2021, the PBRSUs granted in February 2018 (earned at 150% of target), the TBRSUs granted in February 2018, and one-third of the stock options granted in 2018, 2019 and 2020, vested.

Other Compensation and Benefits

Our NEOs are eligible to participate in all our employee benefit plans, such as medical, dental, group life, disability and accidental death and dismemberment insurance, our tax-qualified retirement plans, and our employee stock purchase plan, in each case on the same basis as other employees. In addition, certain of our senior employees, including the NEOs, participate in the following programs:

Non-Qualified Retirement Savings Plan

Our Non-Qualified Retirement Savings Plan provides additional Company contributions comparable to the benefits that are available to employees generally under our 401(k) Plan (see page 49 for additional information), but without regard to the maximum

THE HANOVER INSURANCE GROUP   2021 PROXY STATEMENT     38

contribution limits under federal tax laws. For the 2020 plan year, the plan provided eligible employees, including each of our NEOs, a 6% employer contribution on total eligible compensation (salary and actual annual short-term incentive compensation, up to target) in excess of Internal Revenue Code limits. Such contributions are deferred and credited with interest based on the GATT rate. The amount of total compensation eligible for an employer contribution cannot, however, exceed $1 million minus the limit in effect for our 401(k) Plan under Section 401(a)(17) of the Internal Revenue Code ($285,000 for 2020).

We adopted this plan so that all employees will be entitled to employer contributions equal to the same percentage of total eligible compensation, without regard to the limits under the Internal Revenue Code applicable to the 401(k) Plan (subject to the limitations described in the paragraph above), and to be consistent with common market practices. This plan applies equally to all employees who have eligible compensation in excess of federal limits. The plan does not currently provide for additional employee contributions.

Though the annual employer contributions to the Non-Qualified Retirement Savings Plan were made during the first quarter of 2021, since such contributions were made with respect to compensation paid in 2020, the Summary Compensation Table (see page 43), and Non-Qualified Retirement Savings Plan Table (see page 49) reflect such 2021 contributions. Such amounts are similarly included with respect to prior years.

Perquisites

The C&HCC reviews, at least annually, the corporate perquisites made available to our NEOs. The C&HCC believes corporate perquisites should represent a relatively small component of an NEO’s compensation package. In 2020, consistent with prior years, perquisites offered to our NEOs, generally, were comprised primarily of (i) financial planning services, and (ii) matching contributions (up to $5,000) to eligible tax-qualified charitable organizations.

We provide financial planning services to each of our NEOs to minimize distractions and help ensure appropriate focus on Company responsibilities. The cost for such services is treated as taxable income to the participating executives.

Our matching charitable contributions program is designed to encourage participation in charitable organizations and is consistent with our general philosophy of good corporate citizenship. Our executives and other Company officers and employees are encouraged to actively participate on boards of directors or in other capacities with local non-profit organizations.

During the early part of 2020, Mr. Roche needed to travel out of state to respond to an urgent family medical situation. This event occurred at the outset of the Pandemic, and to ensure Mr. Roche’s health and safety during this uncertain time, the Company recommended, and the Board approved, Mr. Roche’s use of a private, non-commercial aircraft leased by the Company from a third party.  Mr. Roche reimbursed the Company for the equivalent of a first-class roundtrip airline ticket. The remaining incremental cost to the Company is reflected in the “All Other Compensation” column of the Summary Compensation Table.

To recruit Mr. Kerrigan to join the Company and assist with his relocation to the Worcester area, the Company agreed to pay Mr. Kerrigan a lump sum relocation stipend in the amount of $150,000. This amount is reflected in the “All Other Compensation” column of the Summary Compensation Table. If Mr. Kerrigan voluntarily terminates employment (other than for “good reason”) or is terminated for cause, in either case during the first two years of his employment, he will be required to repay such amounts to the Company.

For more information regarding perquisites, please see the Summary Compensation Table on page 43.

Amended and Restated Employment Continuity Plan (“CIC Plan”)

The purposes of the CIC Plan are to:

•

keep key management employees focused on the interests of our shareholders and to secure their continued services and their undivided attention, dedication and objectivity in the event of a possible change in control;

•	provide job loss protection comparable to the protection provided by competing organizations; and
•

ensure that participants do not solicit or assist in the solicitation of our employees, agents and/or policyholders for a specified period, or disclose any of our confidential or proprietary information prior to or after a change in control.

Additionally, the CIC Plan is designed to protect us and our shareholders, who might be affected adversely if management were to be distracted, or were to depart, in the event a change in control transaction were to be rumored or considered. The CIC Plan provides benefits, including cash payments and continuation of health and other benefits, in the event of a termination of employment following a change in control. These benefits are intended to reinforce and encourage the continued attention and commitment of executives under potentially disruptive business circumstances.

The C&HCC determines eligibility for, and level of participation in, the CIC Plan based on the roles, responsibilities and individual circumstances of each executive officer. In assessing participation, the C&HCC considers, among other things, the critical nature of the individual’s role to the business and the importance of retention of the individual. The determination of participation and level of participation in the CIC Plan is made independent of other compensation considerations. The CIC Plan requires a double-trigger (a change in control and a termination of employment without cause or resignation for good reason) before benefits are

THE HANOVER INSURANCE GROUP   2021 PROXY STATEMENT     39

payable, and none of our executive officers are eligible for tax gross-ups related to the special excise tax that may be imposed on such payments.

Severance Agreements

Each of our executive officers, including our NEOs, are parties to severance arrangements, the material terms and conditions of which are summarized below.

•

In the event (i) the executive’s employment is involuntarily terminated, other than in connection with his or her death, disability, a “change in control,” or for “cause,” or (ii) the executive voluntarily terminates his or her employment for “good reason” (defined generally to mean a decrease in the executive’s base salary or target short-term incentive compensation opportunity, a material and adverse change to the executive’s role and responsibility, or, in certain cases a requirement that the executive relocate), the executive will be entitled to a lump sum cash severance payment designed to approximate one year’s cash compensation (base salary and target bonus opportunity or, with respect to Mr. Farber, two times his then-current base salary and one year’s continued vesting of his then-outstanding equity awards).

•

As a condition to receiving such severance, the executive would be required to enter into a separation agreement upon terms and conditions acceptable to the Company, including a full release and non-disparagement provision.

The C&HCC elected to provide these benefits after considering competitive trends in severance-related benefits or, in the case of Messrs. Farber and Kerrigan, in connection with recruiting them to join the Company.

For additional information about our CIC Plan and the various benefits available to our NEOs in the event of termination or a change in control, please see the section entitled “Potential Payments upon Termination or Change in Control” beginning on page 50.

Risk Management and Compensation

The C&HCC endeavors to ensure that our compensation programs and practices balance risk and reward, both on an individual and Company-wide basis. To that end, each year a committee led by our Chief Risk Officer and comprised of a cross-section of other officers, conducts a review and risk assessment of our material incentive compensation plans. This assessment is reviewed by the C&HCC in conjunction with its review and approval of the compensation programs for the upcoming year, and by the C&HCC’s independent compensation consultant. Based upon this analysis, a number of features were identified that mitigate the inherent risks associated with our incentive programs. Factors mitigating risk include:

•	performance goals are believed to be reasonably challenging, but obtainable without sacrificing underwriting discipline or longer-term objectives;
•	investment income projections included in our pre-tax operating income financial plans are based upon a prudent investment strategy;
•

a significant portion of each executive’s compensation is based on overlapping long-term incentive awards subject to extended vesting periods, thus encouraging and rewarding a longer-term view of the Company’s success;

•

the funding formula and metrics for our short-term incentive programs establish only the formulaic funding level. Actual awards to participants are at the discretion of their managers, or in the case of our executive officers, the C&HCC (and the CID, with respect to the CEO). Accordingly, notwithstanding funding levels, in the event an individual does not make valuable contributions to the Company during the year, the participant’s manager, or in the case of our executive officers, the C&HCC (and the CID, with respect to the CEO), has the discretion to reduce or eliminate the participant’s award;

•	we have a disciplined process for establishing reserve levels and development from prior accident years, which is reviewed by outside auditors (PwC) and the Audit Committee;
•

we have a history of exercising reasonable judgment in establishing our reinsurance programs that is transparent to investors through the Business section of our Form 10-K and to the Board of Directors through its regular review of reinsurance programs;

•	our policy prohibiting directors and executive officers from pledging their shares or entering into hedging transactions involving our stock;
•

we maintain a clawback policy that requires our NEOs, in certain circumstances, to return incentive compensation payments if our financial statements are restated as a result of their wrongdoing.  Additionally, the terms of our equity award agreements require the executive to return the value received upon vesting of such awards in the event the executive breaches certain non-solicitation, non-interference or confidentiality provisions or otherwise violates our Code of Conduct; and

•

long-term incentive awards are made exclusively in equity-based grants that, together with robust executive stock ownership guidelines, are intended to focus our NEOs on achieving sustainable financial results that are in the long-term interests of our shareholders.

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The report issued by our Chief Risk Officer assesses non-management as well as management plans, including sales plans. Sales plans are reviewed to assess realistic achievability of performance targets and incentivization of behavior that is beneficial to the Company and our policyholders. The risk assessment is focused on the reasonableness of metrics, governance and oversight, payment schedules and targets, and the appropriateness of employee training and communication materials.

In addition to the various factors mitigating risk discussed above, each of our compensation programs is developed in the context of our overall financial plan. The detailed financial plan, which includes our short- and long-term financial goals and operating priorities, is reviewed and approved by the full Board of Directors. Accordingly, the Board is provided the opportunity to make its own assessment of the risks presented by the financial plan and to require that management implement appropriate changes to ensure that we are not taking imprudent risks that may have a material adverse impact on financial performance.

Based on these factors and the analysis presented by management, the C&HCC determined that our compensation programs for our executive officers and all other employees do not give rise to risks that are reasonably likely to have a material adverse effect on the Company.

Equity Grant Procedures

Most of our equity awards are made annually during the first quarter at the time the C&HCC makes its annual executive compensation decisions. The date of this meeting usually is set well in advance and is not chosen to coincide with the release of material, non-public information.

Equity awards made to executive officers, including each of our NEOs, must be specifically approved by the C&HCC, subject, with respect to the CEO, to approval by the CID. For annual equity awards made to other employees, the C&HCC approves an aggregate number and type of award available for issuance. These awards are then distributed as determined by our CEO based on recommendations from other members of management.

Off-cycle awards are generally made only in connection with new hires, promotions, or as needed to retain or reward an employee and must be approved by the C&HCC for any executive officer. None of our NEOs received an off-cycle award during 2020.

The C&HCC does not have any programs, plans or practices of timing awards in coordination with the release of material, non-public information. The C&HCC reserves the right, however, to consider such information in determining the date of any award. The exercise price of all options equals the closing price per share of our Common Stock, as reported on the NYSE on the date of grant.

Stock Ownership Guidelines and Policies Against Hedging or Pledging Shares

In order to further align the interests of our NEOs with those of our shareholders and to encourage such officers to operate in the best long–term interests of the Company, each NEO is subject to the stock ownership guidelines set forth on page 4. As of the date of this Proxy Statement, each of our NEOs is in compliance with such guidelines.

Pursuant to our insider trading policy, executives and directors are prohibited from pledging any of their THG securities, and all officers, directors and employees are strictly prohibited from entering into any transaction to hedge their economic exposure to ownership of, or interests in, our securities.

Tax Implications

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for taxable compensation over a million dollars paid to certain executives. Effective in 2018, there is no longer any exception to this limitation on deductibility for certain compensation arrangements qualifying as “performance-based compensation” (e.g., payments contingent upon the achievement of pre-established performance objectives, option grants, etc.). In light of these changes to Section 162(m), we expect that compensation to our NEOs and former NEOs in excess of one million dollars will be non-deductible to the Company.

THE HANOVER INSURANCE GROUP   2021 PROXY STATEMENT     41

Compensation Committee Report

Review of Compensation Discussion and Analysis with Management

The Compensation and Human Capital Committee has reviewed and discussed the Compensation Discussion and Analysis with management.

Recommendation that the Compensation Discussion and Analysis be Included in the 2021 Proxy Statement

Based on the review and discussion referred to above, the Compensation and Human Capital Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s 2021 Proxy Statement for filing with the SEC.

In accordance with the rules of the SEC, this report is not to be deemed “soliciting material,” or deemed to be “filed” with the SEC or subject to the SEC’s Regulation 14A, other than as provided in Item 407 of Regulation S-K, or to the liabilities of Section 18 of the Exchange Act, except to the extent the Company specifically requests that the information be treated as soliciting material or specifically incorporates it by reference in documents otherwise filed.

March 11, 2021

Members of the Compensation and Human Capital Committee:

Cynthia L. Egan, Chair

Daniel T. Henry

Wendell J. Knox

The Compensation Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Exchange Act, except to the extent that THG specifically incorporates this information by reference, and it shall not otherwise be deemed filed under such Acts.

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Summary Compensation Table

The following table sets forth the total compensation for our NEOs for 2020, 2019 and 2018.

Name and Principal Position	Year	Salary ($) (1)	Stock Awards ($) (2)(3)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($) (4)		Total ($)

John C. Roche	2020	1,025,000	2,249,680	750,953	2,100,000	108,780		6,234,413
President and CEO	2019	936,538	1,950,189	650,024	1,358,500	84,526		4,979,777
	2018	899,038	1,100,430	1,099,972	990,000	78,831		4,168,271

Jeffrey M. Farber	2020	722,885	1,162,171	387,983	1,078,000	76,675		3,427,714
EVP and CFO	2019	675,577	1,087,788	362,537	753,500	78,194		2,957,596
	2018	650,000	725,061	725,048	750,000	103,154	(5)	2,953,263

Richard W. Lavey	2020	564,423	524,917	175,226	693,000	76,213		2,033,779
EVP and President, Hanover	2019	522,308	487,667	162,547	485,000	63,834		1,721,356
Agency Markets	2018	515,000	313,011	312,680	386,250	59,528		1,586,469

Bryan J. Salvatore	2020	555,385	449,802	150,178	680,400	61,663		1,897,428
EVP and President, Specialty	2019	517,308	412,582	137,548	470,000	62,714		1,600,152
	2018	510,000	250,042	250,193	382,500	60,266		1,453,001

Dennis F. Kerrigan (6)	2020	510,000	374,796	125,149	535,500	196,635		1,742,080
EVP and General Counsel

(1)

The salary figures in this column reflect the fact that during 2020 there were 27 rather than 26 separate pay periods. Accordingly, each NEO, with the exception of Mr. Kerrigan who joined the company in January 2020, received one additional pay check in 2020.

(2)

Amounts in these columns reflect the grant date fair value of the award calculated in accordance with FASB ASC Topic No. 718, disregarding the effect of estimated forfeitures. Assumptions used in the calculation of these amounts are set forth in Note 10 to the Company’s audited financial statements for the fiscal year ended December 31, 2020 included in the Company’s Annual Report. The amounts set forth may be more or less than the value ultimately realized by the NEO based upon, among other things, the value of our Common Stock at the time of vesting and/or exercise of the stock awards, whether the Company achieves the performance goals associated with certain stock awards and whether such awards actually vest.

(3)

Amounts in this column consist of the grant date fair value of awards of restricted stock units (TBRSUs and PBRSUs) granted during the applicable year, disregarding the effect of estimated forfeitures. PBRSUs are reported at target. Set forth in the table below is the grant date fair value for the PBRSUs at target and assuming the threshold and the maximum payment levels are achieved. No shares will be earned pursuant to the PBRSUs if the Company does not achieve specified levels of performance or if the award is forfeited prior to vesting.

Name	Year	Grant Date Fair Value of PBRSUs Assuming Threshold Payment Level ($)	Grant Date Fair Value of PBRSUs (as included in table above)($)	Grant Date Fair Value of PBRSUs Assuming Maximum Payment Level ($)

John C. Roche	2020	562,474	1,499,796	2,249,694
	2019	487,547	1,300,154	1,950,231
	2018	275,108	1,100,430	1,650,645

Jeffrey M. Farber	2020	290,596	774,782	1,162,173
	2019	271,947	725,172	1,087,758
	2018	181,265	725,061	1,087,592

Richard W. Lavey	2020	131,284	349,952	524,928
	2019	121,917	325,098	487,647
	2018	78,253	313,011	469,517

Bryan J. Salvatore	2020	112,564	299,849	449,833
	2019	103,146	275,079	412,619
	2018	62,511	250,042	375,063

Dennis F. Kerrigan	2020	93,726	249,854	374,836

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(4)	For all NEOs, 2020 amounts shown in this column consist of the following:

Company Contributions to Defined Contribution and Non-Qualified Retirement Savings Plans

	All Other Compensation (Excluding Perquisites)
Name	Company Contributions to Defined Contribution Plan ($)	Company Contributions to Non-Qualified Retirement Savings Plan ($)

John C. Roche	17,100	42,900
Jeffrey M. Farber	17,100	42,900
Richard W. Lavey	17,100	41,965
Bryan J. Salvatore	17,100	41,183
Dennis F. Kerrigan	17,100	13,500

Perquisites

	Perquisites
Name	Financial Planning Services ($)	Matching Contributions to Qualified Charities ($)	Other ($)		Spousal Travel ($)*	Tax Reimbursement ($)*

John C. Roche	18,040	5,000	25,740	†	—	—
Jeffrey M. Farber	11,675	5,000	—		—	—
Richard W. Lavey	10,500	4,500	—		1,204	944
Bryan J. Salvatore	—	—	—		2,232	1,148
Dennis F. Kerrigan	11,035	5,000	150,000	‡	—	—

*	Reimbursements for spousal travel and associated taxes relate solely to certain agent conferences and company events where spousal attendance was expected.
†

Relates to a round-trip, personal flight on an aircraft that the Company leases a fractional interest from a third party taken by Mr. Roche in response to a family medical situation during the Pandemic. Amount in the table above represents the aggregate incremental cost to the Company, less the amount of an equivalent first-class airline ticket that was reimbursed to the Company by Mr. Roche. To ensure Mr. Roche’s health and safety during the Pandemic, personal use of non-commercial aircraft was recommended by the Company and approved by the Board in accordance with the Company’s non-commercial aircraft policy.

‡

Lump sum relocation stipend made pursuant to Mr. Kerrigan’s offer letter. If Mr. Kerrigan voluntarily terminates employment (other than for “good reason” as defined in his offer letter) or is terminated for cause, in either case during the first two years of his employment, he will be required to repay this amount to the Company.

(5)

Includes amounts related to board fees for board service on the board of Chaucer Syndicates Limited (the Company’s former U.K.-based subsidiary) that were paid or accrued in U.K. Pounds Sterling (“GBP”) that have been converted into U.S. Dollars (“USD”) using the average exchange rate of 1.34 USD/GBP that was in effect for 2018.

(6)

Mr. Kerrigan joined the Company as Executive Vice President, Deputy General Counsel and Assistant Secretary, in January 2020, becoming General Counsel in April 2020. Mr. Kerrigan entered into an offer letter with the Company in connection with his employment that provided for his initial base salary and initial target STIP and LTIP award, as well as the relocation stipend disclosed in the above table and as described in the Compensation Discussion and Analysis section. The offer letter also provides for payments and benefits upon certain terminations of employment, as described under “Potential Payments upon Termination or Change in Control” beginning on page 50 below.

THE HANOVER INSURANCE GROUP   2021 PROXY STATEMENT     44

Grants of Plan-Based Awards in Last Fiscal Year

The following table contains information concerning plan-based awards granted to the NEOs in 2020. All equity awards were granted pursuant to the 2014 Plan. In order for such awards to vest, in addition to satisfying the applicable performance metrics, if any, the NEO generally must remain continuously employed by the Company through the applicable vesting date (for a description of termination benefits associated with these awards, please see the “Potential Payments upon Termination or Change in Control” section beginning on page 50).

Grants of Plan-Based Awards in 2020

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock	All Other		Grant Date Fair
Name	Grant Date	Threshold ($) (1)	Target ($)	Maximum ($)	Threshold (#) (1)	Target (#)	Maximum (#)	Awards: Number of Shares of Stock or Units (#)	Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Value of Stock and Option Awards ($) (2)

John C. Roche	2/28/20 (3)	—	1,500,000	2,925,000
	2/28/20 (4)				1,734	6,934	10,401				749,912
	2/28/20 (5)				3,163	6,326	9,489				749,884
	2/28/20 (6)							6,326			749,884
	2/28/20 (7)								51,934	118.54	750,953
Jeffrey M. Farber	2/28/20 (3)	—	770,000	1,501,500
	2/28/20 (4)				896	3,582	5,373				387,393
	2/28/20 (5)				1,634	3,268	4,902				387,389
	2/28/20 (6)							3,268			387,389
	2/28/20 (7)								26,832	118.54	387,983
Richard W. Lavey	2/28/20 (3)	—	495,000	965,250
	2/28/20 (4)				405	1,618	2,427				174,987
	2/28/20 (5)				738	1,476	2,214				174,965
	2/28/20 (6)							1,476			174,965
	2/28/20 (7)								12,118	118.54	175,226
Bryan J. Salvatore	2/28/20 (3)	—	486,000	947,700
	2/28/20 (4)				347	1,386	2,079				149,896
	2/28/20 (5)				633	1,265	1,898				149,953
	2/28/20 (6)							1,265			149,953
	2/28/20 (7)								10,386	118.54	150,178
Dennis F. Kerrigan	2/28/20 (3)	—	382,500	745,875
	2/28/20 (4)				289	1,155	1,733				124,913
	2/28/20 (5)				527	1,054	1,581				124,941
	2/28/20 (6)							1,054			124,941
	2/28/20 (7)								8,655	118.54	125,149

(1)

Threshold amounts indicate the amount of payout in the event certain minimum levels of performance are achieved. If the level of actual performance falls below the minimum payout threshold, no amounts will be paid.

(2)

The amounts in this column reflect the grant date fair value of the award (at target with respect to PBRSUs) calculated in accordance with FASB ASC Topic No. 718, disregarding the effect of estimated forfeitures. Assumptions used in the calculation of these amounts are set forth in Note 10 to the Company’s audited financial statements for the fiscal year ended December 31, 2020 included in the Company’s Annual Report. The amounts set forth may be more or less than the value ultimately realized based upon, among other things, the value of our Common Stock at the time of vesting of the stock awards or exercise of options, whether the Company achieves certain performance goals and whether such awards actually vest.

(3)

Represents an award under the 2020 STIP (see section entitled “Short-Term Incentive Compensation” in the CD&A beginning on page 32 for more information). On March 12, 2021, these awards were paid to the NEOs in the following amounts: Mr. Roche, $2,100,000; Mr. Farber, $1,078,000; Mr. Lavey, $693,000; Mr. Salvatore, $680,400; and Mr. Kerrigan, $535,500.

(4)

Represents a grant of RTSR PBRSUs (see the section entitled “Long-Term Incentive Compensation” in the CD&A beginning on page 35 for more information). These RTSR PBRSUs vest on the third anniversary of the date of grant only if and to the extent the Company achieves a specified relative total shareholder return for the years 2020-2022. The PBRSUs automatically adjust to reflect the accrual of dividend equivalent rights, to the extent cash dividends are paid with respect to our Common Stock. The adjustment results in the issuance of additional PBRSUs that are subject to the same terms and conditions (including the applicable performance and time-based vesting requirements) as the underlying PBRSU. All figures in the table above reflect the number of PBRSUs issued upon date of grant and have not been updated to reflect subsequent adjustments for accrued dividend equivalents.

(5)

Represents a grant of ROE PBRSUs (see the section entitled “Long-Term Incentive Compensation” in the CD&A beginning on page 35 for more information). These PBRSUs vest on the third anniversary of the date of grant only if and to the extent the

THE HANOVER INSURANCE GROUP   2021 PROXY STATEMENT     45

Company achieves a specified three-year average operating return on equity for the years 2020-2022. The ROE PBRSUs automatically adjust to reflect the accrual of dividend equivalent rights, to the extent cash dividends are paid with respect to our Common Stock. The adjustment results in the issuance of additional PBRSUs that are subject to the same terms and conditions (including the applicable performance and time-based vesting requirements) as the underlying PBRSU. All figures in the table above reflect the number of PBRSUs issued upon date of grant and have not been updated to reflect subsequent adjustments for accrued dividend equivalents.

(6)

Grant of TBRSUs (see section entitled “Long-Term Incentive Compensation” in the CD&A beginning on page 35 for more information). The TBRSUs vest in full on the third anniversary of the date of grant. The TBRSUs automatically adjust to reflect the accrual of dividend equivalent rights, to the extent cash dividends are paid with respect to our Common Stock. The adjustment results in the issuance of additional TBRSUs that are subject to the same terms and conditions (including the applicable time-based vesting requirements) as the underlying TBRSU. All figures in the table above reflect the number of TBRSUs issued upon date of grant and have not been updated to reflect subsequent adjustments for accrued dividend equivalents.

(7)

Options to purchase Common Stock that vest in three substantially equal annual installments commencing on the first anniversary of the grant date. All options have a ten-year term. The exercise price of the options equals the closing price per share of Common Stock on the NYSE as of the date of grant. See section entitled “Long-Term Incentive Compensation” in the CD&A beginning on page 35 for more information.

THE HANOVER INSURANCE GROUP   2021 PROXY STATEMENT     46

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information for our NEOs regarding outstanding equity awards held as of December 31, 2020. All awards granted prior to 2015 were issued pursuant to the Company’s 2006 Long-Term Incentive Plan (the “2006 Plan”), and all other awards were issued pursuant to the 2014 Plan. In order for such awards to vest, in addition to satisfying the applicable performance metrics, if any, the NEO generally must remain continuously employed by the Company through the applicable vesting date (for a description of termination benefits associated with these awards, please see the “Potential Payments upon Termination or Change in Control” section beginning on page 50).

Outstanding Equity Awards at Fiscal Year-End 2020

	Option Awards					Stock Awards
Name	Grant Date (1)	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)

John C. Roche	1/20/12	11,684	—	34.66	1/20/22	2/27/18	15,288	(3)	1,787,473
	2/26/13	21,774	—	40.01	2/26/23	3/05/19	5,808	(4)	679,071	5,808	(5)	679,071
	2/19/14	22,305	—	54.61	2/19/24	3/05/19				5,196	(6)	607,516
	2/27/15	22,943	—	66.14	2/27/25	2/28/20	6,500	(4)	759,980	6,500	(7)	759,980
	2/23/16	21,413	—	77.91	2/23/26	2/28/20				7,124	(8)	832,938
	2/24/17	27,292	—	85.87	2/24/27
	2/27/18	48,052	24,026	104.11	2/27/28
	3/05/19	12,180	24,359	117.22	3/05/29
	2/28/20	—	51,934	118.54	2/28/30
Jeffrey M. Farber	10/03/16	50,453	—	70.51	10/03/26	2/27/18	10,073	(3)	1,177,735
	2/24/17	54,569	—	85.87	2/24/27	3/05/19	3,240	(4)	378,821	3,240	(5)	378,821
	2/27/18	31,672	15,838	104.11	2/27/28	3/05/19				2,898	(6)	338,834
	3/05/19	6,793	13,586	117.22	3/05/29	2/28/20	3,358	(4)	392,617	3,358	(7)	392,617
	2/28/20	—	26,832	118.54	2/28/30	2/28/20				3,681	(8)	430,383
Richard W. Lavey	2/19/14	10,841	—	54.61	2/19/24	2/27/18	4,349	(3)	508,485
	2/27/15	17,738	—	66.14	2/27/25	3/05/19	1,453	(4)	169,885	1,453	(5)	169,885
	2/23/16	17,420	—	77.91	2/23/26	3/05/19				1,299	(6)	151,879
	2/24/17	21,222	—	85.87	2/24/27	2/28/20	1,517	(4)	177,368	1,517	(7)	177,368
	2/27/18	13,660	6,829	104.11	2/27/28	2/28/20				1,663	(8)	194,438
	3/05/19	3,046	6,091	117.22	3/05/29
	2/28/20	—	12,118	118.54	2/28/30
Bryan J. Salvatore	6/12/17	37,826	—	82.39	6/12/27	2/27/18	3,474	(3)	406,180
	2/27/18	10,930	5,464	104.11	2/27/28	3/05/19	1,229	(4)	143,695	1,229	(5)	143,695
	3/05/19	2,577	5,155	117.22	3/05/29	3/05/19				1,100	(6)	128,612
	2/28/20	—	10,386	118.54	2/28/30	2/28/20	1,300	(4)	151,996	1,300	(7)	151,996
						2/28/20				1,424	(8)	166,494
Dennis F. Kerrigan	2/28/20	—	8,655	118.54	2/28/30	2/28/20	1,083	(4)	126,624	1,083	(7)	126,624
						2/28/20				1,187	(8)	138,784

(1)

Except as noted below, options granted from 2013-2020 vest over three years in three substantially equal annual installments, in each case on the anniversary of the grant date. Options granted in 2012 vested over four years, with 50% vesting on each of the third and fourth anniversaries of the grant date. With respect to Mr. Salvatore’s 2017 options received in connection with his hiring, 21,052 of the options vested in full on the second anniversary of the grant date, and the remaining portion (16,774) vested over three years in three substantially equal annual installments on the anniversary of the grant date.

(2)	Based on a value of $116.92 per share, which was the closing price per share of our Common Stock on the NYSE on December 31, 2020.
(3)

PBRSUs that vest on the third anniversary of the grant date based on the Company’s achievement of relative total shareholder return for the years 2018-2020, which was at the 88th percentile against its pre-determined peer group. Accordingly, the award shown in the table reflects 150% of the target award value. The 2018 PBRSU awards include dividend equivalent rights on cash dividends paid with respect to our Common Stock from the grant date until vesting. Amounts reported include PBRSUs credited as a result of this dividend equivalent right. This award vested and was fully payable on February 27, 2021.

THE HANOVER INSURANCE GROUP   2021 PROXY STATEMENT     47

(4)

TBRSUs that vest in full on the third anniversary of the grant date. TBRSU awards include dividend equivalent rights to the extent cash dividends are paid with respect to our Common Stock and the awards actually vest. Amounts reported include TBRSUs credited as a result of this dividend equivalent right.

(5)

PBRSUs that vest on the third anniversary of the grant date if the Company achieves a specified three-year average operating return on equity for the years 2019-2021. The actual award that is delivered may be as low as 0% and as high as 150% of the target award shown in the table above based upon the actual level of operating return on equity achieved during the performance period. The 2019 PBRSU awards include dividend equivalent rights to the extent cash dividends are paid with respect to our Common Stock and the awards actually vest. Amounts reported include PBRSUs credited as a result of this dividend equivalent right.

(6)

PBRSUs that vest on the third anniversary of the grant date if the Company achieves a specified relative total shareholder return for the years 2019-2021. Performance of these awards as of December 31, 2020 would have resulted in payout at 125% of the target number of shares and amounts shown in the table. The actual award that is delivered may be as low as 0% and as high as 150% of the target award shown in the table above based upon the actual level of shareholder return achieved during the performance period. The 2019 PBRSU awards include dividend equivalent rights to the extent cash dividends are paid with respect to our Common Stock and the awards actually vest. Amounts reported include PBRSUs credited as a result of this dividend equivalent right.

(7)

PBRSUs that vest on the third anniversary of the grant date if the Company achieves a specified three-year average operating return on equity for the years 2020-2022. The actual award that is delivered may be as low as 0% and as high as 150% of the target award shown in the table above based upon the actual level of operating return on equity achieved during the performance period. The 2020 PBRSU awards include dividend equivalent rights to the extent cash dividends are paid with respect to our Common Stock and the awards actually vest. Amounts reported include PBRSUs credited as a result of this dividend equivalent right.

(8)

PBRSUs that vest on the third anniversary of the grant date if the Company achieves a specified relative total shareholder return for the years 2020-2022. Performance of these awards as of December 31, 2020 would have resulted in payout at 80% of the target number of shares and amounts shown in the table. The actual award that is delivered may be as low as 0% and as high as 150% of the target award shown in the table above based upon the actual level of shareholder return achieved during the performance period. The 2020 PBRSU awards include dividend equivalent rights to the extent cash dividends are paid with respect to our Common Stock and the awards actually vest. Amounts reported include PBRSUs credited as a result of this dividend equivalent right.

THE HANOVER INSURANCE GROUP   2021 PROXY STATEMENT     48

Option Exercises and Stock Vested in 2020

The following table sets forth information for our NEOs regarding the value realized during 2020 pursuant to shares acquired upon vesting of previously granted stock awards. None of our NEOs exercised any stock options in 2020.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)

John C. Roche	7,205	904,334
Jeffrey M. Farber	11,797	1,583,393
Richard W. Lavey	4,588	615,801
Bryan J. Salvatore	4,102	413,482
Dennis F. Kerrigan	—	—

(1)	Represents the number of shares acquired upon vesting multiplied by the closing price of our Common Stock on the vesting date.

Retirement Benefits

401(k) Plan

The Company maintains a 401(k) retirement savings plan (the “401(k) Plan”). For 2020, the 401(k) Plan provided a 100% match on the first 6% of eligible compensation deferred under the 401(k) Plan. Eligible compensation generally consists of salary and cash bonus, up to the Internal Revenue Code limits for qualified 401(k) plans, which was $285,000 for 2020.

Non-Qualified Retirement Savings Plan

In connection with the 401(k) Plan, the Company also maintains the Non-Qualified Retirement Savings Plan. This plan provides eligible employees of the Company, including each of the NEOs, a 6% employer contribution on total eligible compensation in excess of Internal Revenue Code limits applied to the 401(k) Plan (subject to certain limits and contingent upon satisfaction of maximum employee contributions to the 401(k) Plan or receipt of evidence that the employee has made maximum contributions to a former employer’s 401(k) plan for the year in question). Amounts deferred are credited with interest based on the GATT rate. This plan is unfunded and non-qualified. A participant’s benefits are generally payable upon the earlier to occur of death or six months following termination of employment with the Company.

Non-Qualified Deferred Compensation in 2020

The following table sets forth certain information regarding NEO participation in the Non-Qualified Retirement Savings Plan during 2020:

Name	Executive Contributions in 2020 ($) (1)	Company Contributions in 2020 ($) (2)	Aggregate Earnings in 2020 ($) (3)	Aggregate Withdrawals/ Distributions in 2020 ($)	Aggregate Balance at December 31, 2020 ($) (4)

John C. Roche	—	42,900	7,540	—	385,109
Jeffrey M. Farber	—	42,900	2,411	—	157,375
Richard W. Lavey	—	41,965	7,646	—	387,923
Bryan J. Salvatore	—	41,183	1,551	—	116,446
Dennis F. Kerrigan	—	13,500	—	—	13,500

(1)	The plan does not currently allow for executive contributions.
(2)

Represents contributions made by the Company in 2021 with respect to eligible 2020 compensation. Such contributions are included in the All Other Compensation Column of the Summary Compensation Table. In March 2020, contributions with respect to eligible 2019 compensation were made to the following NEOs in the following amounts: $43,200 for Mr. Roche; $43,200 for Mr. Farber; $37,713 for Mr. Lavey; and $37,188 for Mr. Salvatore.

(3)

Represents interest accrued on the aggregate amount in the plan attributable to the NEO. Amounts set forth in this column are not included in the Summary Compensation Table because no portion of the interest is “above market,” as determined under SEC rules.

(4)

Includes Company contributions made in 2021 as if such contributions were made on December 31, 2020. Balances attributable to Company contributions have been reported as compensation for the NEO in the Summary Compensation Table for the applicable years.

THE HANOVER INSURANCE GROUP   2021 PROXY STATEMENT     49

Potential Payments upon Termination or Change in Control

Overview

The information provided in the following tables reflects the amount of incremental compensation required to be paid to each applicable NEO in the event of a change in control of the Company, or a termination of the NEO’s employment. For purposes of the disclosure, we have assumed that all triggering event(s) took place on December 31, 2020, and we used the closing price per share on the NYSE of our Common Stock on December 31, 2020 ($116.92). Due to the number of factors that affect the nature and amount of benefits provided upon the occurrence of such events, actual amounts paid or distributed may be different from the amounts disclosed below. Factors that could affect the actual amounts paid include:

•	when the event actually occurs;
•	the number of outstanding but unvested stock awards then held by the NEO;
•	awards granted after December 31, 2020;
•

the Company’s relative total shareholder return and return on equity over a specified period and its performance against certain financial and/or business objectives established for determining the level of payment and/or vesting of outstanding, but unvested, stock awards; and

•	the Company’s stock price as of the date of such event.

Specifically excluded from the information and tables below are any amounts which are not contingent upon the occurrence of the triggering event(s) or payments pursuant to Company benefit plans that are generally available to all salaried employees of THG and do not discriminate in scope or terms of operation in favor of our NEOs (e.g., term life insurance, long-term disability insurance, etc.). Benefits to our NEOs under the CIC Plan are triggered only in the event of a Change in Control (defined below) and a subsequent occurrence of an involuntary termination of employment by the Company or constructive termination of employment by the NEO. The change in control column in the tables below assumes both a Change in Control and the occurrence of a termination event effective as of December 31, 2020.

Termination Other Than in Connection with a Change in Control

NEO Severance Arrangements

The material terms and conditions of the severance arrangements with each of our NEOs are summarized below:

•

In the event (i) the executive’s employment is involuntarily terminated, other than in connection with his or her death, disability, a “change in control,” or for “cause,” or (ii) the executive voluntarily terminates his or her employment for “good reason” (defined generally to mean a decrease in the executive’s base salary or target short-term incentive compensation opportunity, a material and adverse change to the executive’s role and responsibility, or, in certain cases a requirement that the executive relocate his or her principal place of business), the executive will be entitled to a lump sum cash severance payment designed to approximate one year’s cash compensation (base salary and target bonus opportunity or, with respect to Mr. Farber, two times his then-current base salary and one year’s continued vesting of his then-outstanding equity awards).

•

As a condition to receiving severance, the executive would be required to enter into a separation agreement upon terms and conditions acceptable to the Company, including a full release and non-disparagement provision.

Long-Term Equity Incentive Plans

Pursuant to the 2014 Plan and certain stock award agreements evidencing awards issued thereunder, holders of stock awards, including the NEOs, may be entitled to pro-rated or full acceleration of vesting of their awards in the event the holder dies or is disabled prior to the vesting date. In general, for these purposes, disability is as defined in the Company’s long-term disability plan.

Change in Control

THG’s CIC Plan outlines the potential benefits certain key executives, including each of our NEOs, could receive upon a Change in Control (defined below) of the Company. In the event of a Change in Control of the Company and subsequent involuntary termination of a participant’s employment by the Company or constructive termination of a participant’s employment by the participant within a two-year period following the Change in Control, the CIC Plan authorizes the payment of specified benefits to eligible participants. These include a lump-sum cash payment equal to a multiplier (the “Multiplier”) (2x for Messrs. Roche and Farber, and 1.5x for Messrs. Lavey, Salvatore and Kerrigan) times the sum of a participant’s applicable base salary and target short-term incentive compensation award opportunity. Additionally, a participant is entitled to a cash payment of an amount equal to the amount that otherwise would have been credited under the Company’s 401(k) Plan and Non-Qualified Retirement Savings Plan for the year in which the employee’s employment was terminated. The CIC Plan also provides for continued coverage for up to one year under the Company’s health plans, payment of an amount equal to the participant’s target short-term incentive compensation award opportunity, pro-rated for service performed in the year of termination, and outplacement services. The NEOs are not

THE HANOVER INSURANCE GROUP   2021 PROXY STATEMENT     50

entitled to a gross-up payment if their change in control payments and benefits become subject to the excise tax imposed by Section 4999 of the Internal Revenue Code.

Pursuant to the 2014 Plan and the various agreements evidencing awards issued thereunder, in the event of a change in control (defined below), the participant may be entitled to certain accelerated vesting of equity awards if such awards are not assumed by the successor company, or if such participant’s employment is involuntarily or constructively terminated after the change in control. The tables below present the hypothetical values as if such awards are assumed by a successor company and such participant is involuntarily or constructively terminated thereafter. Such hypothetical values would be identical in the event the successor company did not assume the equity grants and instead they were accelerated.

As further described in the footnotes and because the tables assume a hypothetical triggering event on December 31, 2020, the values in the tables below include amounts for short-term and long-term incentive compensation awards that vested and were earned by the executives in the first quarter of 2021.

Potential Payments Upon Termination or Change in Control* Tables

	John C. Roche
Benefit	Death	Disability	For Cause	Without Cause	For Good Reason	Change in Control

Cash Severance (1) (2)	$—	$—	$—	$2,500,000	$2,500,000	$5,000,000
Cash Incentives (3)	—	—	—	—	—	1,500,000
Equity
Unvested Restricted Stock Units (PBRSUs and TBRSUs) (4)	4,408,235	5,414,565	—	—	—	6,093,286
Unexercisable Stock Options (5)	307,773	307,773	—	—	—	307,773
Other Benefits
Health & Welfare (6)	—	—	—	—	—	23,566
Outplacement (7)	—	—	—	—	—	30,000
Cash Severance Related to Company’s 401(k) and NQ Retirement Savings Plan (8)	—	—	—	—	—	60,000
TOTAL	$4,716,008	$5,722,338	$—	$2,500,000	$2,500,000	$13,014,625

	Jeffrey M. Farber
Benefit	Death	Disability	For Cause	Without Cause	For Good Reason	Change in Control

Cash Severance (1) (2)	$—	$—	$—	$1,400,000	$1,400,000	$2,940,000
Cash Incentives (3)	—	—	—	—	—	770,000
Equity
Unvested Restricted Stock Units (PBRSUs and TBRSUs) (4)	2,582,295	3,129,598	—	1,177,735	1,177,735	3,489,594
Unexercisable Stock Options (5)	202,885	202,885	—	202,885	202,885	202,885
Other Benefits
Health & Welfare (6)	—	—	—	—	—	23,566
Outplacement (7)	—	—	—	—	—	30,000
Cash Severance Related to Company’s 401(k) and NQ Retirement Savings Plan (8)	—	—	—	—	—	60,000
TOTAL	$2,785,180	$3,332,483	$—	$2,780,620	$2,780,620	$7,516,045

See pages 52-54 for footnotes

THE HANOVER INSURANCE GROUP   2021 PROXY STATEMENT     51

	Richard W. Lavey
Benefit	Death	Disability	For Cause	Without Cause	For Good Reason	Change in Control

Cash Severance (1) (2)	$—	$—	$—	$1,045,000	$1,045,000	$1,567,500
Cash Incentives (3)	—	—	—	—	—	495,000
Equity
Unvested Restricted Stock Units (PBRSUs and TBRSUs) (4)	1,141,490	1,386,671	—	—	—	1,548,839
Unexercisable Stock Options (5)	87,479	87,479	—	—	—	87,479
Other Benefits
Health & Welfare (6)	—	—	—	—	—	1,972
Outplacement (7)	—	—	—	—	—	30,000
Cash Severance Related to Company’s 401(k) and NQ Retirement Savings Plan (8)	—	—	—	—	—	59,065
TOTAL	$1,228,969	$1,474,150	$—	$1,045,000	$1,045,000	$3,789,855

	Bryan J. Salvatore
Benefit	Death	Disability	For Cause	Without Cause	For Good Reason	Change in Control

Cash Severance (1) (2)	$—	$—	$—	$1,026,000	$1,026,000	$1,539,000
Cash Incentives (3)	—	—	—	—	—	486,000
Equity
Unvested Restricted Stock Units (PBRSUs and TBRSUs) (4)	946,000	1,153,650	—	—	—	1,292,083
Unexercisable Stock Options (5)	69,994	69,994	—	—	—	69,994
Other Benefits
Health & Welfare (6)	—	—	—	—	—	23,566
Outplacement (7)	—	—	—	—	—	30,000
Cash Severance Related to Company’s 401(k) and NQ Retirement Savings Plan (8)	—	—	—	—	—	58,283
TOTAL	$1,015,994	$1,223,644	$—	$1,026,000	$1,026,000	$3,498,926

	Dennis F. Kerrigan
Benefit	Death	Disability	For Cause	Without Cause	For Good Reason	Change in Control

Cash Severance (1) (2)	$—	$—	$—	$892,500	$892,500	$1,338,750
Cash Incentives (3)	—	—	—	—	—	382,500
Equity
Unvested Restricted Stock Units (PBRSUs and TBRSUs) (4)	193,269	289,377	—	—	—	364,323
Unexercisable Stock Options (5)	—	—	—	—	—	—
Other Benefits
Health & Welfare (6)	—	—	—	—	—	20,588
Outplacement (7)	—	—	—	—	—	30,000
Cash Severance Related to Company’s 401(k) and NQ Retirement Savings Plan (8)	—	—	—	—	—	30,600
TOTAL	$193,269	$289,377	$—	$892,500	$892,500	$2,166,761

*

Please refer to the change in control definitions below for an explanation of what constitutes a change in control under the CIC Plan and the 2014 Plan. Prior to receiving any benefits under the CIC Plan, the participant must execute certain waivers and general releases in favor of the Company. In addition, in order to be eligible to participate in the CIC Plan, participants must execute a non-solicitation and non-interference agreement, regardless of whether or not they ever receive benefits thereunder. This agreement also contains a non-disparagement and cooperation provision and provides that all proprietary information relating to the Company’s business and all software, works of authorship and other developments created during employment by the Company are the sole property of the Company.

Change in Control under the CIC Plan is defined as follows: (i) subject to certain exceptions, a change in the composition of the Board such that the Incumbent Directors (as defined in the CIC Plan) at the beginning of any consecutive twenty-four month

THE HANOVER INSURANCE GROUP   2021 PROXY STATEMENT     52

period cease to constitute a majority of the Board; (ii) subject to certain exceptions, any person or group is or becomes the beneficial owner of 35% or more of the Company’s outstanding voting securities; (iii) the consummation of a merger, consolidation, share exchange or similar form of corporate transaction involving the Company or any affiliate that requires shareholder approval, unless the shareholders immediately prior to the transaction own more than 50% of the total voting stock of the successor corporation and a majority of the board of directors of the successor corporation were Incumbent Directors immediately prior to the transaction; (iv) the approval by shareholders of a sale of all or substantially all of the Company’s assets and such sale is consummated; or (v) the approval by shareholders of a plan of liquidation or dissolution of the Company.

The definition of a “change in control” under the 2014 Plan is substantially consistent with the definition in the CIC Plan, except that pursuant to the 2014 Plan, a “change in control” is triggered by the consummation of a merger, consolidation, share exchange or similar form of corporate transaction involving the Company or any affiliate that requires shareholder approval, unless the shareholders immediately prior to the transaction own more than 50% of the total voting stock of the successor corporation or a majority of the board of directors of the successor corporation were Incumbent Directors immediately prior to the transaction.

(1)

Pursuant to the CIC Plan, in the event of both a Change in Control and a subsequent involuntary or constructive termination, the NEO is entitled to a lump sum severance payment equal to the product of his or her Multiplier and the sum of his or her applicable annual base salary plus target short-term incentive compensation award opportunity.

(2)

As discussed above, the Company entered into severance arrangements with each of its executive officers, including each NEO. These arrangements provide for a lump sum cash severance award designed to approximate one year’s target cash compensation (base salary and target bonus opportunity), or in the case of Mr. Farber, two times his current base salary, in each case in the event the (i) executive’s employment is involuntarily terminated, other than in connection with that person’s death, disability, a Change in Control or for Cause (as these terms are defined under the CIC Plan) or (ii) the executive voluntarily terminates his or her employment for “good reason.”

(3)

Represents payment of target 2020 STIP award earned in 2020, pro-rated for the period prior to the Change in Control (the amount included above assumes full year payout at target). In the event of death, disability, or in certain circumstances, an involuntary termination of employment (other than for cause), occurring prior to the payment date, each NEO remains eligible for an award under the 2020 STIP, but payment is at the discretion of the C&HCC. For all applicable NEOs, each NEO’s actual 2020 STIP award was earned and paid during the first quarter of 2021. See the Summary Compensation Table on page 43 for more information.

(4)	PBRSUs Represents the value of unvested PBRSUs granted in 2018, 2019 and 2020 (see “Outstanding Equity Awards at Fiscal Year-End 2020” table on page 47 for more information).

Death. In the event of an NEO’s death, a pro-rated portion of the PBRSUs vests and the awards remain subject to the performance-based vesting conditions determined based on the date of the termination event. For the 2018, 2019 and 2020 RTSR PBRSUs, the values of all applicable NEO’s awards are presented at 150%, 125% and 80% of target, respectively. For all applicable NEOs, values for the 2019 ROE PBRSUs based on return on equity for the 2019-2021 period are presented at 100.3% of target and the 2020 ROE PBRSUs based on return on equity for the 2020-2022 period are presented at target.

Disability. In the event of an NEO’s disability, a pro-rated portion of the PBRSUs vests and the participant is given an additional one-year service credit, and the awards remain subject to the performance-based vesting conditions determined based on the date of the termination event. For all applicable NEOs, values presented for the 2018 PBRSUs are based on the actual payout of 150% of target. For all applicable NEOs, values for the 2019 and 2020 PBRSUs are presented at target.

Without Cause / For Good Reason. The terms of Mr. Farber’s PBRSUs provide that if his employment is terminated without cause (other than as a result of his death, disability, or a change in control), or if he terminates his employment for good reason, then he will be given one additional year’s vesting credit. As a result, Mr. Farber’s 2018 PBRSU award would have been deemed to be vested as of December 31, 2020. The value for this award is based on payout at 150% of target.

Change in Control. In the event of a change in control, unless such awards are assumed by the successor entity, 100% of the PBRSUs vest based upon the level of achievement to date. If awards are assumed, then participants are not entitled to any acceleration unless an NEO’s employment is involuntarily or constructively terminated following the change in control. For all NEOs, values for the 2018, 2019 and 2020 awards based on relative total shareholder return are presented at 150%, 125% and 80% of target, respectively. For all applicable NEOs, values for the 2019 ROE PBRSUs based on return on equity for the 2019-2021 period are presented at 100.3% of target, and the 2020 ROE PBRSUs based on return on equity for the 2020-2022 period are presented at target.

TBRSUs Represents the value of unvested TBRSUs granted to NEOs in 2019 and 2020 (see “Outstanding Equity Awards at Fiscal Year-End 2020” table on page 47 for more information).

Death and Disability. For applicable 2019 and 2020 awards, in the event of an NEO’s death or disability, the award vests in full.

Change in Control. In the event of a change in control, unless such award is assumed by the successor entity, 100% of the TBRSUs vest. If awards are assumed, then participants are not entitled to any acceleration unless the participant’s employment is involuntarily or constructively terminated following the change in control.

THE HANOVER INSURANCE GROUP   2021 PROXY STATEMENT     53

(5)	Non-Qualified Stock Options Represents intrinsic value (difference between fair market value of our Common Stock and the exercise price of the options multiplied by the number of accelerated options).

Death. In the event an NEO’s employment is terminated by reason of death, any unvested options immediately vest and become exercisable in full upon an NEO’s death.

Disability. In the event an NEO’s employment is terminated by reason of disability, any unvested options immediately vest and become exercisable in full if an NEO’s employment is terminated by reason of disability.

Without Cause / For Good Reason. The terms of Mr. Farber’s option awards provide that if his employment is terminated without cause (other than as a result of his death, disability, or a change in control), or if he terminates his employment for good reason, then he will be given one additional year’s vesting credit.

Change in Control. Unless such award is assumed by the successor entity, upon a change in control such unvested options immediately vest and become exercisable in full. If awards are assumed, then participants are not entitled to any acceleration unless involuntarily or constructively terminated following the change in control.

(6)

Represents the estimated cost of continued health and dental benefits for a period not to exceed one year. All such benefits terminate in the event the NEO obtains other employment that provides the NEO with group health benefits.

(7)	Represents the estimated cost of one year of outplacement services.
(8)

Represents a lump sum payment equal to the amount that would be credited for 2020 to the NEO’s account balances under the 401(k) Plan and the Non-Qualified Retirement Savings Plan, based upon the higher of the NEO’s 2019 or annualized 2020 eligible compensation.

CEO Pay Ratio

Set forth below is an estimate of the relationship between the annual total compensation of our median employee and the annual total compensation of John C. Roche, our Chief Executive Officer. The pay ratio below is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

For the 2020 fiscal year:

•

The base salary of the median compensated employee of our Company (other than our CEO) was $81,838, and when general bonus, 401(k) match and the cost of medical and health benefits is included, the annual total compensation of the median compensated employee (calculated in accordance with the methodology used to determine the amounts reported in the Summary Compensation Table on page 43) was $102,218;

•

Mr. Roche’s total compensation, calculated in accordance with the methodology used to determine the amounts reported in the Summary Compensation Table on page 43 (and then adding the cost of certain medical and health benefits, as described below), was $6,250,481;

•	Based on the foregoing, for 2020 the ratio of the total compensation of Mr. Roche to the annual total compensation of our median compensated employee was 61 to 1.

To calculate our CEO pay ratio as described above, we used the following methodology and assumptions:

Median Employee

•

For our 2020 ratio, we evaluated our workforce as of December 31, 2020 and determined that neither the changes to the median compensated employee’s compensation nor the changes to our employee population and compensation structure as a whole have significantly impacted our pay ratio disclosure from each of the prior two years. Therefore, we used the same median compensated employee identified pursuant to our 2018 identification process; and

•

We calculated the actual annual total compensation paid to the median compensated employee using the same methodology we used to calculate Mr. Roche’s compensation in the Summary Compensation Table on page 43 (including the same 27 pay periods used for our NEOs, annual bonus of $3,800 and the Company’s contribution to the 401(k) plan on behalf of median employee of $4,910), and added the $11,670 cost of medical and health benefits attributed to the median compensated employee through Company-sponsored benefit plans.

CEO

•

Mr. Roche’s total compensation was calculated by using the same methodology as was used to calculate the amounts in the Summary Compensation Table on page 43 and by adding the $16,068 cost of medical and health benefits that the Company attributed to Mr. Roche in 2020 through Company-sponsored benefit plans; this amount was added in order to provide a like comparison to the elements of compensation included for the median employee.

In accordance with SEC rules, we have used estimates and assumptions, as described above, in calculating the pay ratio reported above. The estimates and assumptions that we use may differ from estimates and assumptions used by other companies, including companies in our compensation peer group described above.

THE HANOVER INSURANCE GROUP   2021 PROXY STATEMENT     54

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires executive officers and directors, and persons who beneficially own more than ten percent (10%) of our Common Stock, to file initial reports of ownership, and reports of changes in ownership, of our Common Stock with the SEC. Such persons are required by SEC regulations to provide to THG copies of all their Section 16(a) filings. Based solely on a review of the forms furnished to THG and written representations from THG’s executive officers and directors, THG believes that during 2020, THG’s executive officers, directors and greater than 10% shareholders fully complied with all Section 16(a) filing requirements.

HOUSEHOLDING INFORMATION

Some brokers and nominees may be participating in the practice of “householding” proxy statements, annual reports and notices of Internet availability of proxy materials. This means that only one copy of our Proxy Statement, our Annual Report or our Notice may have been sent to multiple shareholders in your household. We will promptly deliver a separate copy of any of the documents to you if you call 1-508-855-1000 (and ask the operator for Investor Relations) or write to THG at 440 Lincoln Street, Worcester, Massachusetts 01653 (attention: Investor Relations). If you want to receive separate copies of our Annual Report, Proxy Statement and/or Notice in the future, or are receiving multiple copies at your household and would like to receive only one copy for your household, you should contact your broker or nominee, or our Investor Relations department.

ANNUAL REPORT ON FORM 10-K

Shareholders may obtain without charge a copy of THG’s Annual Report on Form 10-K, including financial statements and financial statement schedules, required to be filed with the SEC pursuant to the Exchange Act for the fiscal year ended December 31, 2020, by calling 1-508-855-1000 (and asking the operator for Investor Relations) or by writing to THG at 440 Lincoln Street, Worcester, Massachusetts 01653 (attention: Investor Relations). The information is also available on the Company’s website at www.hanover.com, under “Investors-Annual Reports.”

OTHER MATTERS

Management knows of no business that will be presented for consideration at the Annual Meeting other than as stated in the Notice of Meeting. If, however, other matters are properly brought before the Annual Meeting, it is the intention of the proxy holders to vote the shares represented thereby on such matters in accordance with the recommendation of the Board, and authority to do so is included in the proxy.

SHAREHOLDER PROPOSALS

Proposals submitted by shareholders of THG must be received by the Company’s Corporate Secretary, The Hanover Insurance Group, Inc., 440 Lincoln Street, Worcester, Massachusetts 01653 on or before November 26, 2021, to be eligible under the SEC’s shareholder proposal rule (Rule 14a-8) for inclusion in the proxy materials relating to the 2022 Annual Meeting of Shareholders.

Any shareholder proposal to be considered at the Company’s 2022 Annual Meeting of Shareholders, but not included in the proxy materials, must be submitted to the Company’s Corporate Secretary by February 9, 2022, or the persons appointed as proxies may exercise their discretionary voting authority with respect to that proposal. The persons appointed as proxies may also exercise their discretionary voting authority with respect to shareholder proposals submitted prior to February 9, 2022, unless the proponent otherwise complies with the requirements of the SEC’s Rule 14a-4 or Rule 14a-8.

DATED at Worcester, Massachusetts this 26th day of March 2021.

By Order of the Board of Directors,

CHARLES F. CRONIN

Senior Vice President and Secretary

THE HANOVER INSURANCE GROUP   2021 PROXY STATEMENT     55

Appendix A

Excerpt from Our Corporate Governance Guidelines Relating to Director Independence Standards

A majority of the directors will be independent, and each year the Board will affirmatively determine that each such independent director has no material relationship with the Company. That determination will be set forth in our proxy statement. When evaluating the independence of each of the Company’s directors, the Board will broadly consider all relevant facts and circumstances that may bear on that director’s independence.

The Board has adopted the following categorical standards to assist it in determining the independence of Board members, which include those standards established by the New York Stock Exchange for its listed companies.

A director is not independent if:

•	The director is, or has been within the last three years, an employee of the Company, or an immediate family member is, or has been within the last three years, an executive officer of the Company.
•

The director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service). Compensation received by a director’s immediate family member for service as an employee of the Company (other than an executive officer) will not be considered in determining independence under this test.

•

(i) The director or an immediate family member is a current partner of a firm that is the Company’s internal or external auditor; (ii) the director is a current employee of such a firm; (iii) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (iv) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time.

•

The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee.

•

The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

For the purposes of these guidelines, an “immediate family member” means a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home, but excluding anyone who is no longer an immediate family member as a result of legal separation, divorce, death or incapacitation.

If the Company makes charitable contributions to any tax-exempt organization in which a director of this Company serves as an executive officer, the Board will consider the materiality of the relationship if the amount paid to the tax-exempt organization exceeds the greater of $1 million, or 2% of such organization’s consolidated gross revenues.

Directors have an affirmative obligation to inform the Board of any circumstances or relationships that may impact their designation by the Board as “independent,” including any material changes in such circumstances or relationships.

*   *   *   *   *

A complete copy of the Company’s Corporate Governance Guidelines is available on the Company’s website at:

https://www.hanover.com/why-hanover/about-our-company/our-governance/hanover-insurance-group-inc-corporate-governance

THE HANOVER INSURANCE GROUP   2021 PROXY STATEMENT     A-1

Appendix B

Non-GAAP Financial Measures

The discussion of our results in the CD&A includes a discussion our pre-tax operating income (i.e., operating income before interest expense and income taxes), ex-cat operating income, and operating return on equity, each of which are non-GAAP financial measures.

Pre-Tax Operating Income

Pre-tax operating income is a non-GAAP financial measure because it excludes from net income certain items of expense or income that management does not consider representative of the results attributable to the core operations of our business. The items excluded were primarily realized and unrealized investment gains and losses, losses on the repayment of debt, discontinued operations, interest expense on debt and income taxes. A reconciliation of pre-tax operating income to income from continuing operations is presented below and on page 38 of our Annual Report on Form 10-K filed with the SEC on February 24, 2021.

Ex-Cat Operating Income

Ex-cat operating income is a non-GAAP financial measure because it excludes from net income certain items of expense or income that management does not consider representative of the results attributable to the core operations of our business, including those items noted above, as well as the impact of catastrophe losses on our results. Although catastrophe losses are a significant component in understanding and assessing our financial performance, management has metrics that evaluate results excluding catastrophes due to the fact that they are not predictable as to the timing or the amount that will affect our operations.

A reconciliation of 2020, 2019 and 2018 pre-tax operating income and ex-cat operating income to income from continuing operations, the most directly comparable GAAP financial measure, is set forth below. The presentation below excludes all of our Chaucer business (our former U.K.-based subsidiary) because the Chaucer segment was classified as discontinued operations during the third quarter of 2018.

(in millions)	2020	2019	2018

Income from continuing operations, net of tax	$362.0	$429.0	$239.0
Adjustment for certain non-operating items	(7.0)	(97.4)	53.1
Operating income, net of interest expense and income taxes	355.0	331.6	292.1
Income tax expense on operating income	92.6	84.5	69.3
Interest expense on debt	37.1	37.5	45.1
Pre-tax operating income	484.7	453.6	406.5
Pre-tax catastrophe effect	286.7	169.3	219.2
Ex-cat operating income	$771.4	$622.9	$625.7

THE HANOVER INSURANCE GROUP   2021 PROXY STATEMENT     B-1

Operating Return on Equity

Operating return on equity (“Operating ROE”) is calculated by dividing operating income after taxes for 2020 by average shareholders’ equity, excluding unrealized appreciation (depreciation) on fixed maturity investments, net of tax. Operating ROE is a non-GAAP financial measure because it excludes from net income certain items of expense or income that management does not consider representative of the results attributable to the core operations of our business, including those items noted above under “Pre-Tax Operating Income.”  Additionally, total shareholders’ equity excludes net unrealized appreciation (depreciation) on fixed maturity investments, net of tax, and is also a non-GAAP measure. Total shareholders’ equity is the most directly comparable GAAP measure to shareholders’ equity, excluding unrealized appreciation (depreciation) on fixed maturity investments, net of tax. Average shareholders’ equity is calculated using balances at the end of each quarter in 2020 and the beginning balance at December 31, 2019. Operating ROE and the related shareholders’ equity balances used in the calculation are reconciled in the tables below.

	Period ended
(in millions)	December 31, 2019	March 31, 2020	June 30, 2020	September 30, 2020	December 31, 2020

Total shareholders’ equity (GAAP)	$2,916.2	$2,736.6	$3,071.7	$3,155.0	$3,202.2
Less: net unrealized appreciation on fixed maturity investments, net of tax	216.0	132.8	384.5	412.3	428.1
Total shareholders’ equity, excluding net unrealized appreciation (depreciation) on fixed maturity investments, net of tax	2,700.2	2,603.8	2,687.2	2,742.7	2,774.1

Year ended December 31, 2020
Average shareholders' equity (GAAP)					$3,016.3
Average shareholders' equity, excluding net unrealized appreciation (depreciation) on fixed maturity investments, net of tax					$2,701.6

(in millions)	Year ended December 31, 2020

Net income ROE
Net income (GAAP)	$358.7
Average shareholders’ equity (GAAP)	$3,016.3
Return on equity	11.9%

Operating Income ROE (non-GAAP)
Operating income, net of interest expense and income taxes	$355.0
Average shareholders' equity, excluding net unrealized appreciation (depreciation) on fixed maturity investments, net of tax	$2,701.6
Operating return on equity	13.1%

THE HANOVER INSURANCE GROUP   2021 PROXY STATEMENT     B-2

The Hanover Insurance Group® The Hanover Insurance Company 440 Lincoln Street, Worcester, MA 01653 hanover.com f in 07148 (3/21) © 2021 The Hanover Insurance Group, Inc.

The Hanover Insurance Group® P.O. BOX 8016, CARY, NC 27512-9903 YOUR VOTE IS IMPORTANT! PLEASE VOTE BY: INTERNET Go To: www.proxypush.com/THG • Cast your vote online. • Have your Proxy Card ready. • Follow the simple instructions to record your vote. PHONE Call 1-866-895-6920 • Use any touch‐tone telephone, 24 hours a day, 7 days a week. • Have your Proxy Card ready. • Follow the simple recorded instructions. MAIL • Mark, sign and date your Proxy Card. • Fold and return your Proxy Card in the postage‐paid envelope provided. The Hanover Insurance Group, Inc. Annual Meeting of Shareholders For Shareholders as of March 15, 2021 CONTROL NUMBER <— Please fold here — Do not separate —> TIME: Tuesday, May 11, 2021 09:00 AM, Eastern Time PLACE: Annual Meeting to be held live via the Internet. Please visit www.proxydocs.com/THG for more details. Proxy for Annual Meeting of Shareholders to be held on May 11, 2021 This proxy is being solicited on behalf of the Board of Directors The Shareholder signing on the reverse side (the “undersigned”), having received the Annual Report, Notice of Annual Meeting of Shareholders and the Proxy Statement, hereby appoint(s) John C. Roche and Dennis F. Kerrigan, and each of them, Proxies of the undersigned (with full power of substitution) to attend the Annual Meeting of Shareholders of The Hanover Insurance Group, Inc. (the “Company”) to be held on May 11, 2021, and all adjournments thereof (the “Meeting”), and to vote all shares of Common Stock of the Company that the undersigned would be entitled to vote, if personally present, in regard to all matters that may properly come before the Meeting. The undersigned hereby confer(s) upon the Proxies, and each of them, discretionary authority (i) to consider and act upon such business, matters or proposals other than the business set forth herein as may properly come before the Meeting, and (ii) with respect to the election of any substitute nominees designated by the Board of Directors in the event that any of the nominees are unavailable to serve. The Proxy, when properly executed, will be voted in the manner specified herein. If no specification is made, the Proxies intend to vote FOR all nominees for director, and FOR the advisory vote on executive compensation and the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent, registered public accounting firm for 2021. All votes must be received by 11:59 P.M., Eastern Time, on May 10, 2021 to ensure inclusion in the meeting. PLEASE BE SURE TO VOTE, SIGN AND DATE THIS PROXY CARD ON THE REVERSE SIDE AND RETURN IT IN THE POSTAGE-PAID ENVELOPE PROVIDED Copyright © 2021 Mediant Communications Inc. All Rights Reserved

The Hanover Insurance Group, Inc. Annual Meeting of Shareholders Please make your marks like this: X Use dark black pencil or pen only The Board of Directors Recommends a Vote FOR each of the director nominees listed in proposal 1 and FOR proposals 2 and 3. PROPOSAL YOUR VOTE 1: To elect five individuals to the Board of Directors: BOARD OF DIRECTORS RECOMMENDS FOR AGAINST ABSTAIN 1.01 Harriett "Tee" Taggart - Two-year term expiring in 2023 FOR 1.02 Kevin J. Bradicich - Three-year term expiring in 2024 FOR 1.03 J. Paul Condrin III - Three-year term expiring in 2024 FOR 1.04 Cynthia L. Egan - Three-year term expiring in 2024 FOR 1.05 Kathleen S. Lane - Three-year term expiring in 2024 FOR FOR AGAINST ABSTAIN 2: To approve the advisory vote on the Company's executive compensation. FOR 3: To ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent, registered public accounting firm for 2021. FOR In order to attend the virtual meeting, participate and vote online during the Annual Meeting, you must register in advance at www.proxydocs.com/THG prior to May 7, 2021 at 5:00 pm Eastern Time. Authorized Signatures ‐ This section must be completed for your instructions to be executed in accordance with the terms of your Proxy as set forth under the heading “Proxy for Annual Meeting of Shareholders to be held on May 11, 2021” on the reverse side hereof. Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy. Signature (and Title if applicable) Date Signature (if held jointly) Date